UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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LIBBEY INC.

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PROXY STATEMENT AND NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

Tuesday, May 13, 2014

2 p.m., local time

P.O. Box 10060

300 Madison Avenue

Toledo, Ohio 43699-0060

The Annual Meeting of shareholders of Libbey Inc. (“Libbey” or the “Company”) will be held on Tuesday, May 13, 2014, at 2 p.m., eastern daylight savings time, at the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio.

At the meeting, shareholders will:

•	elect three directors, each for a term of three years;

•	vote, on an advisory and non-binding basis, to approve the pay of our named executives;

•	vote to ratify the appointment of Ernst & Young LLP as Libbey’s independent auditors for our fiscal year ending December 31, 2014; and

•	transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 14, 2014. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible.

By Order of the Board of Directors,

Susan A. Kovach

Secretary

March 31, 2014

Toledo, Ohio

You can vote in one of four ways:
Visit the website listed on your proxy card to vote VIA THE INTERNET
Call the telephone number on your proxy card to vote BY TELEPHONE
Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL
Attend the meeting IN PERSON

PROXY STATEMENT SUMMARY

Meeting Details

When:	Tuesday, May 13, 2014 at 2 p.m., local time

Where:	Libbey Corporate Showroom 335 North St. Clair Street Toledo, Ohio 43604

Voting Proposals and Board Recommendations

Proposal:	Voting Options	Board Recommendation
No. 1 — Election of Directors: Election of William A. Foley, Theo Killion and Deborah G. Miller to serve as Class III directors.	For, Withhold (as to any nominee) or Abstain	FOR each of Messrs. Foley and Killion and Ms. Miller

No. 2 — Advisory Say-on-Pay:

RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in the proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.

	For, Against or Abstain	FOR

No. 3 — Ratification of Independent Auditor: Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2014 fiscal year.	For, Against or Abstain	FOR

Governance Highlights

Board Leadership. In 2011, we separated the roles of Chairman of the Board and Chief Executive Officer.

Director Independence. In August 2013, we increased the size of our Board from nine to ten, when our Board elected Ginger Jones to serve on the Board. In November 2013, Richard I. Reynolds retired as Executive Vice President, Strategy Program Management, and notified the Board that he will retire from the Board at our annual meeting of shareholders on May 13, 2014. In January 2014, Terence P. Stewart notified the Board that he will not seek reelection at the May 13, 2014 Annual Meeting of shareholders. Our Board has nominated Theo Killion to stand for election at the May 13, 2014 Annual Meeting of shareholders. Upon Mr. Killion’s election to the Board, eight of our nine directors will be independent, as defined in the NYSE MKT Company Guide.

2013 Executive Pay Aligns with Libbey 2015 and Shareholder Interests

Financial highlights. When we announced our Libbey 2015 strategy in mid-2012, we articulated four overarching financial goals:

1.	Grow revenue by low- to mid- single digits;
2.	Deliver sustainable adjusted EBITDA margins of 15-18%;
3.	Improve net debt to adjusted EBITDA ratio to 2.5-3.0X; and
4.	Achieve return on invested capital of 11-13%.

For definitions of the terms “adjusted EBITDA,” “adjusted EBITDA margin,” “net debt to adjusted EBITDA ratio” (which we also refer to as “debt, net of cash, to adjusted EBITDA”) and “return on invested capital,” see Appendix A.

During 2013, we achieved all but one of these goals:

In spite of a 0.8% decline in sales that was partially attributable to our decision to exit some unprofitable sales as we realigned our North American capacity, net income increased by more than 300%, from $7.0 million in 2012 to $28.5 million in 2013; earnings before interest and taxes (EBIT) increased by 46%, from $50.4 million in 2012 to $73.7 million in 2013; and adjusted earnings before interest, taxes, depreciation and amortization (which we refer to as adjusted EBITDA) for 2013 hit a record high of $134.4 million, compared to $132.4 million for 2012.

In addition, our adjusted EBITDA margin for 2013 grew to 16.4%, well within our target range of 15-18%, and our ratio of debt, net of cash, to adjusted EBITDA declined to 2.8x, positioning us well for future growth opportunities. Finally, we achieved return on invested capital of 14.7%, well north of our targeted range of 11-13%.

Executive pay highlights. In the fall of 2012, our Compensation Committee commissioned its first executive pay study since 2008. The analysis covered our top officers, comparing their pay to pay levels of a general industry peer group in terms of base pay, target annual bonus opportunity, target total cash, long-term incentives and target total direct compensation. For further information about the peer group and the market study methodology, see “Compensation-Related Matters – Compensation Discussion and Analysis – How does Libbey determine the forms and amounts of executive pay? – Process for Setting 2013 Executive Pay”.

The market study disclosed that base salaries for most executives were generally within a reasonable range of the median, but that annual and long-term incentive opportunities for most of the named executives were below median, driving their target total direct compensation opportunities below a reasonable range of the median. In order to ensure that we maintain market-competitive pay programs to motivate our executives to achieve our Libbey 2015 strategy, in February 2013, our Compensation Committee made the following adjustments to base salaries and target annual and long-term incentive opportunities of the named executives:

(ii)

Named Executive	Increase in Annual Base Salary (%)	2012 SMIP(1) Target Opportunity (%)	2013 SMIP Target Opportunity (%)	2012 LTIP(2) Target Opportunity (%)	2013 LTIP Target Opportunity (%)
Stephanie A. Streeter Chief Executive Officer	3.4	90	100	180	250

Sherry Buck VP, Chief Financial Officer	4.0	60	65	110	140

Richard I. Reynolds EVP, Strategy Program Management	0.0	75	75	140	140

Daniel P. Ibele VP, GM, U.S. and Canada	2.5	60	65	110	140

Susan A. Kovach VP, General Counsel & Secretary	7.4	45	50	80	95

Timothy T. Paige VP, Human Resources	2.0	45	50	80	95

(1)	The SMIP is our annual incentive plan, also known as the senior management incentive plan.

(2)	The LTIP is our long-term incentive plan.

Throughout 2013, our non-management directors discussed the transformation that Libbey began when Ms. Streeter joined us in July 2011. They also discussed the fact that Ms. Streeter is a highly attractive candidate for CEO positions with companies that are much larger than Libbey. While recognizing that we have made great strides in executing our strategy, improving our profitability and positioning us for future growth, they also acknowledged that considerable work remains to be done to return Libbey to sustained, profitable growth. Our non-management directors believe that Ms. Streeter is best able to lead us in this transformative period.

Accordingly, our independent directors charged the Compensation Committee with working with its independent consultant and independent outside counsel to develop a special retention award designed to induce Ms. Streeter to continue to lead Libbey and the execution by Libbey of its long-term strategic goals through 2018.

After more than a year of reviewing different alternatives and after consulting with the other non-management directors, the Compensation Committee approved a CEO Retention Award Agreement pursuant to which the Company issued to Ms. Streeter 240,829 stock appreciation rights (which we refer to as SARs) in December 2013 and issued to Ms. Streeter 115,687 restricted stock units (which we refer to as RSUs) in February 2014. These awards are subject to cliff vesting on December 31, 2018, in order to maximize the handcuffs on Ms. Streeter and ensure that no value is actually delivered to her unless she serves the entire desired period of retention. Although the value of the SAR and RSU awards at their respective grant dates was intended to be $2.5 million each, the value, if any, that Ms. Streeter will realize upon vesting will be entirely dependent on the value of Libbey stock on December 31, 2018. If and when vested, both the SARs and the RSUs will be settled in cash, with the amount to be paid to Ms. Streeter being equal to (a) in the case of the SARs, the product of the number of SARs and the amount by which the closing price of Libbey common stock on the date of exercise, which may be up to five years after December 31, 2018, exceeds $21.29, which was the closing price of Libbey common stock on the date of grant, and (b) in the case of the RSUs, the product of the number of RSUs and the closing price of Libbey common stock on December 31, 2018.

Although the Committee and the other independent directors believe the CEO Retention Award Agreement and the awards of SARs and RSUs made under it are in the best interest of our shareholders, they nevertheless view the CEO Retention Award Agreement, and the grants of SARs and RSUs made under it, as extraordinary in nature, and they do not currently anticipate entering into any additional special retention agreements with the CEO.

Finally, in February 2014, our Compensation Committee assessed our performance under our 2013 SMIP. For all of the named executives other than Mr. Ibele, payouts under the 2013 SMIP were dependent on company-wide performance. For Mr. Ibele, half of his payout under the 2013 SMIP was dependent on company-wide performance, with the other half being dependent on the performance of his region (U.S. and Canada). As with the other named executives, the amount earned was subject to potential modification (up or down) by as much as 25% of the amount

(iii)

earned, depending on individual performance, as reflected in individual performance review scores for 2013. For example, an individual performance review score of 3 signifies successful achievement of expectations, as a result of which the executive’s payout typically should not be modified. An individual performance review score significantly below 3 typically would signify that the executive’s payout should be reduced by as much as 25%. Similarly, an individual performance review score significantly higher than 3 typically would signify that the executive’s payout should be increased by as much as 25%.

The applicable performance measures, the results and the resulting payout percentages (determined applying the payout scale described on page 31 below and unmodified for individual performance) for the named executives were as follows:

2013 SMIP. For the named executives other than Mr. Ibele, the extent to which we achieved targeted company-wide adjusted EBITDA represented 60% of their respective target SMIP opportunities, with the extent to which we achieved company-wide adjusted cash earnings representing the remaining 40% of their target opportunities. We achieved company-wide adjusted EBITDA in 2013 of $135.0 million, representing 95% of targeted adjusted EBITDA. Additionally, we achieved company-wide adjusted cash earnings equal to $134.6 million, or 97% of targeted cash earnings, resulting in an unmodified payout percentage equal to 92% of the target opportunity for that measure.

For Mr. Ibele, the extent to which we achieved the company-wide performance metrics represented a total of 50% of his target SMIP opportunity, while the extent to which his region (U.S. and Canada) achieved regional adjusted EBITDA and regional cash earnings targets represented the other 50% of his target opportunity. In that connection, his region achieved $88.2 million of adjusted EBITDA, or 93% of target, for an 83% unmodified payout percentage. The region also achieved $83.0 million of adjusted cash earnings, or 93% of target, for an 83% unmodified payout percentage.

Because the individual performance scores for each of the named executives fell within the 2.5 to 3.5 range, the Committee determined that adjustments to the payouts for individual performance were not warranted for any of the named executives, and, as a result, the average weighted payout percentages for the combined performance measures were as follows:

For named executives other than Mr. Ibele: Weighted Average Company-wide Performance as % of Target = 95.8% Combined Payout as % of Target = 89.0% For Mr. Ibele: Weighted Average Company-wide Performance as % of Target = 95.8% Combined Payout as % of Target = 89.0% x 50% = 44.5% 86.0% Weighted Average Regional Performance as % of Target = 93.0% Combined Payout as % of Target = 83.0% x 50% = 41.5%

2011 LTIP Performance Cash. In February 2014, our Compensation Committee also reviewed our performance under the performance cash component of the 2011 LTIP, which covered the three-year performance cycle ended December 31, 2013. Payouts for all of the named executives were determined based solely on company-wide performance over the performance cycle. Applying the payout scale described on page 33 below, the Committee determined that the Company achieved adjusted EBITDA over the performance cycle of $386.3 million, or 99.7% of target, resulting in payouts equal to 99.3% of the target opportunities for the respective named executives.

(iv)

Finally, in February 2013, our Compensation Committee adopted a new LTIP that includes a performance cash component using performance measures that are more closely aligned with our Libbey 2015 strategy. Under the performance cash component of the 2013 LTIP, there are two new performance measures, each of which represents 50% of the named executives’ respective target opportunities under that component of the 2013 LTIP. The new performance measures are as follows:

•	A profitability metric – namely, our adjusted EBITDA margin, expressed as a percentage and calculated by dividing adjusted EBITDA by net sales; and

•	A financial leverage metric – namely, the ratio of debt, net of cash, to adjusted EBITDA.

The extent to which we achieve these metrics will be determined over the three-year performance cycle ending December 31, 2015.

Executive Pay Practices. The table below highlights our current executive pay practices, including practices we have implemented in order to drive performance and practices that we have not implemented because we do not believe they would serve our shareholders’ long-term interests:

What We Do

✓

We tie pay to performance by ensuring that a significant portion of executive pay is performance-based and at-risk. We set clear financial goals for corporate and regional performance, and we differentiate based on individual performance against objectives determined early in the year.

✓

We review market data relative to our peer group of companies and general industry, and we utilize tally sheets to ensure that compensation opportunities are consistent with the intent of our Compensation Committee.

✓

We mitigate undue risk by placing substantial emphasis on long-term incentives and utilizing caps on potential payouts under both our annual and long-term incentive plans, clawback provisions in our Omnibus Incentive Plan, reasonable retention strategies, performance targets and appropriate Board and management processes to identify and manage risk.

✓	We have modest post-employment and change in control arrangements that apply to our executive officers, with severance multiples of less than or equal to 2.5X.

✓	We utilize “double-trigger” vesting of equity awards and non-equity incentives after a change in control.

✓	We provide only minimal perquisites that we believe have a sound benefit to our business.

✓	We have stock ownership/ retention requirements to enhance the alignment of our executives’ interests with those of our shareholders.

✓	Our Compensation Committee retains an external, independent compensation consultant and advisors.

What We Don’t Do

×	We do not provide tax gross-ups except on relocation assistance.

×	We do not maintain compensation programs that we believe create undue risks for our business.

×	We do not provide significant additional benefits to executive officers that differ from those provided to all other U.S. employees.

×	We do not permit repricing of stock options or SARs, nor do we permit buyouts of underwater stock options or SARs.

×	We do not permit hedging, pledging and engaging in transactions involving derivatives of our stock.

(v)

(vi)

(vii)

LIBBEY INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to Be Held on May 13, 2014.

We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and 2013 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement and 2013 Annual Report to Shareholders are available at https://www.proxyvote.com.

We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of shareholders. The members of the proxy committee are Stephanie A. Streeter and Susan A. Kovach. They will vote your shares as you instruct.

We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio. The meeting will be held on May 13, 2014, at 2 p.m., eastern daylight savings time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing to shareholders of this proxy statement and the enclosed proxy on or about March 31, 2014.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Who may vote?

You may vote if you were a holder of Libbey Inc. (which we refer to as we, our, Libbey or the Company) common stock at the close of business on March 14, 2014.

What may I vote on, what are my voting options and how does the Board recommend that I vote?

Proposal:	Voting Options	Board Recommendation

No. 1 — Election of Directors: Election of William A. Foley, Theo Killion and Deborah G. Miller to serve as Class III directors	For, Withhold (as to any nominee) or Abstain	FOR each of Messrs. Foley and Killion and Ms. Miller

No. 2 — Advisory Say-on-Pay:	For, Against or Abstain	FOR

RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.

No. 3 — Ratification of Independent Auditor:	For, Against or Abstain	FOR
Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2014 fiscal year.

How do I vote?

Registered Shareholders

If you are a registered shareholder, you may vote in any of the following ways:

Vote by telephone: Call on a touch-tone telephone, toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight savings time, on May 12, 2014. Make sure you have your proxy card available, and follow the simple instructions provided.

Vote over the internet: Go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight savings time, on May 12, 2014. Make sure you have your proxy card available and follow the simple instructions provided.

Vote by mail: Mark, date and sign the enclosed proxy card and return it in the enclosed, postage-paid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Vote in person at the annual meeting: Bring the enclosed proxy card or other proof of identification and request a ballot at the meeting.

Shares held jointly by two or more registered shareholders may be voted by any joint owner unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name — in other words, you hold your shares through a broker or other nominee — you will receive from your broker a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including Proposals 1 and 2.

Shares Held Through 401(k) Plan

If you participate in the Libbey Retirement Savings Plan, which we refer to as our 401(k) plan, and if you have investments in the Libbey Inc. stock fund and have an e-mail address provided by Libbey for business purposes, you will receive an e-mail message at your Libbey-provided e-mail address containing instructions that you must follow in order for shares in your account to be voted. If you participate in our 401(k) plan, have investments in the Libbey Inc. stock fund and do not have an e-mail address provided by Libbey for business purposes, you will receive instructions from the trustee of the 401(k) plan that you must follow in order for shares in your account to be voted.

May I change my vote?

If you are a shareholder of record, you may, at any time before your shares are voted at the annual meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Libbey in writing; or

•	voting at the meeting.

If you hold your shares in street name through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

How many outstanding shares of Libbey common stock are there?

At the close of business on March 14, 2014, there were 21,407,374 shares of Libbey common stock outstanding. Each share of common stock is entitled to one vote.

How big a vote do the proposals need in order to be adopted?

Provided that a quorum is present either in person or by proxy at the Annual Meeting, Proposals 1 through 3 must receive the required votes set forth below:

Proposal	Required Vote

Proposal 1 — Election of William A. Foley, Theo Killion and Deborah G. Miller as Class III directors	Since the election of directors is uncontested, each director must receive the vote of the majority of the votes cast with respect to such director’s election.

Proposal 2 — Advisory Say-on-Pay	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Proposal 3 — Ratification of Independent Auditors	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What constitutes a quorum?

Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

How will votes be counted?

Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. For purposes of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast ‘‘for,’’ ‘‘against’’ or ‘‘withheld,’’ and therefore will have no effect on the outcome of any of Proposals 1 – 3. Additionally, broker non-votes will not be considered as present and entitled to vote with respect to either of Proposal 1 or Proposal 2. The common stock outstanding on the record date held by the trustee under Libbey’s 401(k) plan will be voted by the trustee in accordance with written instructions from participants in that plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of the plan for which instructions were received.

What are broker non-votes?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters, including Proposals 1 and 2, unless you give your broker or nominee specific instructions as to how to vote. Non-voted shares on non-routine matters are called broker non-votes. They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

How will voting be conducted on other matters raised at the meeting?

The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.

When must shareholder proposals be submitted for the 2015 Annual Meeting?

A shareholder desiring to submit a proposal for inclusion in our Proxy Statement for our Annual Meeting to be held in 2015 must deliver the proposal so that we receive it no later than December 3, 2014. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 16, 2015. We request that all such proposals be addressed to Susan A. Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors, which currently has ten directors, is divided into three classes. The term of office for members of Class III of the Board of Directors will expire on the date of the Annual Meeting in 2014. When Richard I. Reynolds retired from his position as Executive Vice President, Strategy Program Management, he expressed his decision to likewise retire from his position as a member of the Board, effective at our 2014 Annual Meeting. Subsequently, Terence P. Stewart, a long-time member of the Board, notified the Board that he wished to retire effective at our 2014 Annual Meeting and, as a result, he will not stand for reelection at our 2014 Annual Meeting.

Upon the recommendation of the Nominating and Governance Committee of the Board, the Board has determined that Theo Killion possesses the desired knowledge and experience to serve on the Board. Accordingly, the Board has nominated Mr. Killion, as well as Mr. Foley and Ms. Miller, for election to Class III. Upon the retirements of Mr. Reynolds and Mr. Stewart and the addition of Mr. Killion to the Board, our Board of Directors will have nine directors, and each of Class I, Class II and Class III of the Board will include three directors.

With respect to Class III, those persons who are elected directors at the 2014 Annual Meeting will hold office until their terms expire on the date of the 2017 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class I and Class II of the Board of Directors will expire on the date of the Annual Meeting in 2015 and 2016, respectively. Information regarding Messrs. Foley and Killion and Ms. Miller is set forth below under ‘‘Libbey Corporate Governance — Who are the members of our Board of Directors?’’

Only Messrs. Foley and Killion and Ms. Miller will be nominated for election as directors at the Annual Meeting. Each has consented to being named in this proxy statement and to serve if elected, and we expect each to be available to serve. If any of them becomes unavailable to serve prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced.

Shares represented by proxies in the accompanying form will be voted for the election of these three nominees unless authority to vote for any or all of these nominees is withheld. A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

The Board of Directors recommends a vote FOR

each of Messrs. Foley and Killion and Ms. Miller.

PROPOSAL 2 — ADVISORY SAY-ON-PAY VOTE

We are providing shareholders the opportunity to cast a non-binding, advisory vote with respect to the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.

Our 2013 executive pay program, which is discussed below under ‘‘Compensation-Related Matters — Compensation Discussion and Analysis’’ and related tables and narrative, contemplates the delivery of executive pay that is performance-based and market-driven, as demonstrated in the table below:

Pay Objective	Supportive Components of 2013 Pay Program
Support our business strategy; drive long-term performance and shareholder value

•   Annual and long-term incentive plan performance measures focused on increasing adjusted EBITDA and profitability and reducing financial leverage

•   Consistent with our Libbey 2015 strategy, annual incentive plan financial component for regional general managers is weighted 50% at the company-wide level and 50% at the regional level to ensure line of sight

•    Individual objectives heavily focused on development and execution of our Libbey 2015 strategy

Pay Objective	Supportive Components of 2013 Pay Program
Align interests of executives and shareholders

•   Annual and long-term incentive plans that are performance-based

•   For named executives, 57% to 63% of target pay opportunity is “at risk”

•   Growth in our stock price is required in order to deliver any value to named executives pursuant to non-qualified stock options, which we refer to as NQSOs, and SARs

•   RSUs directly align interests of executives and shareholders

•   Stock ownership/ retention guidelines designed to require our executives to own meaningful amounts of our stock

Attract and retain highly-talented and experienced senior executives who are key to implementing our strategy and achieving future success

•   Market-driven total pay package

•   NQSO and RSU grants that vest ratably over four years

•   With respect to our CEO, a special, one-time retention award of cash-settled SARs that were issued in December 2013 and cash-settled RSUs that were issued in February 2014, each of which cliff-vests on December 31, 2018

Align executive pay program with corporate governance best practices

•   Limited perquisites (tax return preparation and financial planning, executive health screening program, limited ground transportation and airline club membership), but no tax gross-ups on these perquisites

•   Limited income protection through severance pay arrangements

•   No tax gross-ups except on relocation assistance

•   Stock ownership/ retention guidelines designed to require executives to own meaningful amounts of our stock

•   Annual and long-term incentive awards and RSU, SAR and NQSO awards are subject to clawback

We believe that our 2013 executive pay program links directly to our Libbey 2015 strategy. The quantitative performance metrics under both our 2013 SMIP and the performance cash component of our 2013 LTIP are directly tied to improving adjusted EBITDA, cash generation, profitability and financial leverage, all of which are critical to our Libbey 2015 strategy and returning Libbey to consistent, profitable growth.

Additionally, as the charts on page (ii) of the Proxy Statement Summary show, the payouts to our named executives under our 2013 SMIP and the performance cash component of our 2011 LTIP are consistent with our performance in 2013, as the amounts paid under our 2013 SMIP were 86% to 89% of target, representing slightly less (93% to 97%) than target performance, and the amounts paid under the performance cash component of our 2011 LTIP were 99.3% of target, representing performance at 99.7% of target.

Because your vote is advisory, it will not be binding on Libbey, our Compensation Committee or our Board of Directors. However, we value the opinions of our shareholders, and our Compensation Committee and Board will carefully consider the outcome of this vote.

The Board of Directors recommends a vote FOR

the approval, on an advisory basis, of the resolution.

PROPOSAL 3 — RATIFICATION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP to serve as our independent auditors for our 2014 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies in the accompanying form will be voted for ratification.

The Board of Directors recommends a vote FOR this proposal.

STOCK OWNERSHIP

Who are the largest owners of Libbey stock?

The following table shows information with respect to the persons we know to be beneficial owners of more than 5% of our common stock as of December 31, 2013:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Zesiger Capital Group LLC(1)
460 Park Avenue, 22nd Floor
New York, NY 10022	1,218,875	5.7%

RBC Global Asset Management (U.S.) Inc.(2)
100 South Fifth Street, Suite 2300
Minneapolis, MN 55402	1,167,210	5.5%

Robeco Investment Management, Inc. DBA Boston Partners(3)
One Beacon Street
Boston, MA 02108	1,114,720	5.2%

(1)

Amendment No. 10 to Schedule 13G filed with the SEC on behalf of Zesiger Capital Group LLC (‘‘Zesiger’’), an investment advisor, indicates that, as of December 31, 2013, Zesiger was the beneficial owner of 1,218,875 common shares, with sole dispositive power as to all such common shares and sole voting power as to 954,250 common shares. The schedule further states that all securities reported in the schedule are held in discretionary accounts that Zesiger manages, and that no single client of Zesiger owns more than 5% of the class.

(2)

Schedule 13G filed with the SEC on behalf of RBC Global Asset Management (U.S.) Inc. (‘‘RBC’’), an investment advisor, indicates that, as of December 31, 2013, RBC was the beneficial owner of 1,167,210 common shares, with sole dispositive power as to 490 of such shares, shared dispositive power as to 1,166,720, sole voting power with respect to 490 common shares and shared voting power with respect to 745,810 common shares.

(3)

Amendment No. 2 to Schedule 13G filed with the SEC on behalf of Robeco Investment Management, Inc. DBA Boston Partners, an investment advisor, indicates that, as of December 31, 2013, Boston Partners was the beneficial owner of 1,114,720 common shares, with sole dispositive power as to all such shares and sole voting power with respect to 814,120 common shares. The schedule further states that all securities reported in the schedule are held in discretionary accounts.

How much Libbey stock do our directors and officers own?

Stock Ownership Guidelines

Non-Management Director Stock Ownership Guidelines. We have stock ownership guidelines that are applicable to non-management directors. For individuals who were non-management directors as of May 6, 2010, when we revised the guidelines, the deadline for compliance is May 6, 2015. For individuals subsequently becoming non-management directors, the deadline will be the fifth anniversary of the date on which they become non-management directors. We refer to the deadline as the Compliance Deadline.

Under the guidelines, a non-management director must, on or before the applicable Compliance Deadline, own Libbey common stock and/or its equivalents, as described below, in an amount at least equal to four times the amount of the annual cash retainer payable to the director for service on the Board of Directors (excluding the cash retainer or fees payable for service on any committee of the Board). We refer to this amount as the Ownership Threshold.

In determining whether a non-management director has achieved his or her Ownership Threshold, we include:

•	Shares of Libbey common stock held by the non-management director; and

•	“Phantom stock” into which deferred compensation is deemed invested under any deferred compensation plan for non-management directors.

If a non-management director achieves the Ownership Threshold on any date prior to his or her Compliance Deadline, that director generally will be deemed to continue to comply with the Ownership Threshold even if the value of his or her shares subsequently declines as a result of a decline in the closing price of Libbey common stock. A non-management director who has achieved the Ownership Threshold subsequently may sell or dispose of shares as long as the non-management director retains at least the minimum number of shares that s/he was required to hold when s/he first achieved the Ownership Threshold. If the non-management director’s share ownership drops below that Ownership Threshold, his or her holdings will be re-valued based on the then-current market price of Libbey common stock, and s/he will be required to achieve the Ownership Threshold based on his or her re-valued holdings.

As of March 14, 2014, all of our existing non-management directors, other than Ms. Jones (who joined the Board in August 2013), comply with these stock ownership guidelines.

Executive Stock Ownership Guidelines. In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. In late 2012, we modified the guidelines as described below. We refer to the guidelines, as originally established, as the Original Guidelines.

Under the Original Guidelines, each executive officer was required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer became subject to the guidelines.

The applicable multiples for the executive officers under the Original Guidelines were as follows:

Executive Officer Title	Multiple of Base Salary
Chief Executive Officer	5X
President, Executive Vice President, group or divisional president	3X
Other Vice Presidents	2X

Under the Original Guidelines, an executive may achieve the required ownership by a variety of forms of unpledged equity ownership (which we refer to as Qualifying Shares), including outright ownership, by the officer and/or his or her spouse and minor children, of shares of Libbey stock; shares held in 401(k) savings accounts, individual retirement accounts or trust or other estate planning vehicles; shares underlying vested RSUs (even if deferred); and vested, ‘‘in-the-money’’ stock options to the extent of 50% of the required guideline.

The following table shows, for each named executive who was employed by us at December, 31, 2013 and was subject to the Original Guidelines, the applicable guideline and number of Qualifying Shares, excluding vested, ‘‘in-the-money’’ stock options, held as of March 14, 2014:

Named Executive	Applicable Guideline (Number of Shares)	Number of Qualifying Shares Held
Daniel P. Ibele	31,061	58,013
Susan A. Kovach	31,556	52,885
Timothy T. Paige	29,024	57,729

In late 2012, we elected to transition our executive stock ownership guidelines to stock retention guidelines. This decision was made in order to provide greater parity between long-time executive officers and our newer executive officers and to further align our executives’ interests with those of shareholders. Under the retention guidelines, which we refer to as the Retention Guidelines, each executive generally will be required to retain, until his or her separation from service:

•	50% of the net after-tax shares underlying each grant of RSUs made after January 1, 2013 that subsequently vests; and

•	50% of the net after-tax shares underlying NQSOs that are granted after January 1, 2013 and that the executive subsequently exercises.

Executives who satisfied the Original Guidelines prior to December 31, 2012 are exempt from the Retention Guidelines until January 2018. During the period between January 2, 2013 and January 1, 2018, those executives are permitted to sell or otherwise dispose of our stock, but only to the extent of any shares in excess of their respective ownership guidelines under the Original Guidelines.

Executives nearing retirement are released from our guidelines on the later to occur of the date that is one year prior to the contemplated retirement date or the date on which the Board is notified of the planned retirement.

Beneficial Ownership Table

The following table shows, as of March 14, 2014, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned by our directors (including Messrs. Reynolds and Stewart, who will not be standing for reelection at our 2014 Annual Meeting of stockholders), the named executives (including Mr. Reynolds, who was no longer employed by us at that date) and our directors and executive officers as a group. Our address, as set forth on the Notice of Annual Meeting of Shareholders, is the address of each director and named executive set forth below. The shares owned by the named executives set forth below include the shares held in their accounts in our 401(k) plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Sherry Buck(1)(3)	14,278	*
Carlos V. Duno(2)	30,547	*
William A. Foley(2)	35,659	*
Ginger M. Jones	1,000	*
Peter C. McC. Howell(2)(4)	32,059	*
Daniel P. Ibele(1)(3)	112,803	*
Susan A. Kovach(1)(3)	61,223	*
Deborah G. Miller(2)	16,644	*
Carol B. Moerdyk(2)	31,459	*
John C. Orr(2)	21,342	*
Timothy T. Paige(1)(3)	78,348	*
Richard I. Reynolds(1)(3)	327,606	1.53%
Terence P. Stewart(2)	44,995	*
Stephanie A. Streeter(1)(3)	83,486	*
Directors and Executive Officers as a Group(1)(2)(3)	938,221	4.38%

(1)

Does not include shares of our common stock that have vested but are deferred under our Executive Deferred Compensation Plan, which we refer to as our EDCP. As of March 14, 2014, each of Messrs. Ibele, Paige and Reynolds and Ms. Streeter, Ms. Buck and Ms. Kovach, and all executive officers as a group, had the following number of shares of our common stock that are vested but deferred under our EDCP:

Named Executive	Number of Deferred Shares
S. Buck	5,111
D. Ibele	0
S. Kovach	15,910
T. Paige	3,280
R. Reynolds	82,390
S. Streeter	0
All executive officers as a group	106,691

(2)

Includes the following number of shares of our common stock that are deferred by non-management directors under our 2009 Director Deferred Compensation Plan, which we refer to as our Director DCP, and that are payable as shares of our common stock:

Name of Director	Number of Deferred Shares
C. Duno	21,309
W. Foley	0
P. Howell	14,421
G. Jones	0
D. Miller	0
C. Moerdyk	0
J. Orr	0
T. Stewart	30,559
All non-management directors as a group	66,289

Does not include the following number of shares of phantom stock that are held by non-management directors pursuant to our deferred compensation plans for outside directors and that are payable in cash:

Name of Director	Number of Phantom Shares
C. Duno	0
W. Foley	11,778
P. Howell	5,784
G. Jones	0
D. Miller	2,192
C. Moerdyk	18,453
J. Orr	0
T. Stewart	54,286
All non-management directors as a group	92,493

For more information regarding our deferred compensation plans for non-management directors, see ‘‘Compensation-Related Matters — Non-Management Directors’ Compensation in 2013’’ below.

(3)

Includes the following number of NQSOs that have been granted to our named executives and all executive officers as a group and that currently are exercisable or will be exercisable on or before May 13, 2014:

Named Executive	Number of Outstanding Stock Options Exercisable Within 60 Days
S. Buck	7,395
D. Ibele	54,790
S. Kovach	24,248
T. Paige	28,899
R. Reynolds	158,526
S. Streeter	38,440
All executive officers as a group	332,219

(4)	Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in these shares.

In addition to outstanding shares of common stock that our named executives beneficially owned as of March 14, 2014, the named executives and all executive officers as a group have received the following grants of RSUs that have not yet vested:

Named Executive	Number of Unvested RSUs(1)
S. Buck	32,612
D. Ibele	24,903
S. Kovach	15,301
T. Paige	14,736
R. Reynolds(2)	0
S. Streeter	209,785
All executive officers as a group	306,664

(1)

Of these amounts, a total of 6,339 RSUs with four-year vesting were awarded on February 10, 2011; a total of 11,380 RSUs with four-year vesting were awarded to Ms. Streeter on July 29, 2011; a total of 33,813 RSUs with four-year vesting were awarded on February 17, 2012; a total of 15,333 RSUs with four-year vesting were awarded to Ms. Buck on August 1, 2012; a total of 56,491 RSUs with four-year vesting were awarded on February 11, 2013; a total of 67,621 RSUs with four-year vesting were awarded on February 24, 2014; and a total of 115,687 RSUs, which cliff vest on December 31, 2018, were awarded on February 24, 2014. Except for the 115,687 RSUs that were awarded to Ms. Streeter as a special retention award on February 24, 2014, and that will be settled in cash, one share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see ‘‘Compensation-Related Matters — Compensation Discussion and Analysis — In what forms does Libbey deliver pay to its executives, and what purposes do the various forms of pay serve?’’ and the Outstanding Equity Awards at Fiscal Year-End table below.

(2)

Pursuant to the RSU agreements under which awards were made to Mr. Reynolds in 2013, vesting was accelerated with respect to RSUs that were granted in 2013. Additionally, in recognition of Mr. Reynolds’s contributions to the Company during his more than 43 years of service to the Company, the Compensation Committee of the Board elected to accelerate vesting, to the date of Mr. Reynolds’s retirement, of all other unvested RSUs that were granted to Mr. Reynolds prior to 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2013, all officers, directors and greater-than-10% beneficial owners complied, on a timely basis, with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act.

LIBBEY CORPORATE GOVERNANCE

Who are the members of Libbey’s Board of Directors?

Our Board of Directors is divided into three classes. Each year, one class of directors stands for election at our Annual Meeting of shareholders. Richard I. Reynolds, who was reelected to the Board in 2013, will retire from the Board, and Terence P. Stewart has informed the Board that he will not stand for reelection, at our 2014 Annual Meeting of shareholders. Based on the recommendation of our Nominating and Governance Committee, our Board has nominated Theo Killion, who will be new to our Board, and William A. Foley and Deborah G. Miller, who are incumbents, for election by our shareholders at our 2014 Annual Meeting of shareholders.

Standing for Election – Class III

William A. Foley Age 66 Independent Chairman of the Board Director since 1994; Chairman since August 2011

Professional Experience:

Mr. Foley served as Chairman and Chief Executive Officer of Blonder Accents, LLC (since June 2011) and served as Chairman and Chief Executive Officer of Blonder Company (from 2008 to 2011). Blonder Company was appointed a receiver in April 2011 in connection with a negotiated sale transaction, and the acquiring company, Blonder Accents LLC, voluntarily filed for protection under Chapter 7 of the U.S. Bankruptcy Code in December 2011. Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; Chairman and Chief Executive Officer of LESCO Inc.; and Chairman and Chief Executive Officer of Think Well Inc. Mr. Foley has also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice President and General Manager of Rubbermaid Inc.’s Specialty Products division. Mr. Foley spent the first 14 years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing.

Education:

Mr. Foley holds a bachelor’s degree from Indiana University and an M.B.A. from Ohio University.

Public Company Boards:

Mr. Foley is currently on the Board of Directors of Myers Industries, Inc. (NYSE: MYE), and has previous experience on the board of LESCO Inc.

Director Qualifications:

•   Consumer product marketing experience, particularly in the glass tableware industry

•   Significant organizational leadership and management skills

•   Public company board and corporate governance experience

Theo Killion Age 62 Nominated in 2014

Professional Experience:

Mr. Killion has served as Chief Executive Officer of Zale Corporation (NYSE: ZLC) since September 2010. Prior to his appointment as Chief Executive Officer, Mr. Killion held a variety of other positions with Zale Corporation, including Interim Chief Executive Officer from January 2010 to September 2010, President from August 2008 to September 2010 and Executive Vice President of Human Resources, Legal and Corporate Strategy from January 2008 to August 2008. From May 2006 to January 2008, Mr. Killion was employed with the executive recruiting firm Berglass+Associates, focusing on companies in the retail, consumer goods and fashion industries. From April 2004 through April 2006, Mr. Killion served as Executive Vice President of Human Resources at Tommy Hilfiger. From 1996 to 2004, he held various management positions with Limited Brands.

Education:

Mr. Killion holds a bachelor’s degree and a masters degree in education from Tufts University.

Public Company Boards:

Mr. Killion serves on the boards of directors of Zale Corporation and Express, Inc. (NYSE: EXPR)

Director Qualifications:

•   Extensive experience in retail merchandising, business development and strategic planning

•   Deep human resources expertise, including in talent identification, evaluation, development and succession planning

•   Extensive organizational leadership experience in a complex environment

•   Public company board and corporate governance experience

Deborah G. Miller Age 64 Director since 2003

Professional Experience:

From 2003 to the present, Ms. Miller has been the Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President, Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than 30 years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing.

Education:

Ms. Miller holds a bachelor’s degree from Wittenberg University, of which she is an Emeritus member of the Board of Directors.

Public Company Boards:

Ms. Miller has been a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) since 1995.

Director Qualifications:

•   Global management experience

•   Sales and marketing ingenuity

•   Strategic planning

•   Extensive information technology experience

Continuing Directors – Classes I and II

Carlos V. Duno Age 66 Class II Director since 2003

Professional Experience:

Mr. Duno is the Owner and Chief Executive Officer of Marcia Owen Associates/ Santa Fe Staffing (since 2006), the premier recruiting and staffing firm in Northern New Mexico, and Owner and Chief Executive Officer of CDuno Consulting (since 2004). From 2001 to 2004, Mr. Duno served as Chairman of the Board and Chief Executive Officer of Clean Fuels Technology, a leading developer of emulsified fuels for transportation and power generation applications. Mr. Duno’s glass industry experience began during his six years as President of Business Development and Planning for Vitro S.A. in Monterrey, Mexico from 1995 to 2001. Mr. Duno’s earlier professional experience includes a two-year term as Vice President Strategic Planning for Scott Paper Company and several years with McKinsey & Co. and Eli Lilly.

Education:

Mr. Duno holds a B.S. in industrial engineering from the National University of Mexico, and an M.B.A. in finance and an M.S. in industrial engineering, both from Columbia University. He also is certified in leadership and transition coaching by the Hudson Institute of Coaching.

Public Company Boards:

None.

Director Qualifications:

•   Strategic planning in international organizations

•   Glass industry experience, both at Vitro S.A. and as a former director of Anchor Glass Container Corporation

•   Audit committee financial expert

Peter C. McC. Howell Age 64 Class II Director since 1993

Professional Experience:

Since 1997, Mr. Howell has been an advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting, particularly with respect to operations in the People’s Republic of China. Mr. Howell’s positions before 1997 include Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health-O-Meter); President, Chief Executive Officer and a director of Mr. Coffee Inc.; and Chief Financial Officer of Chemical Fabrics Corporation. Mr. Howell also spent 10 years as an auditor for Arthur Young & Co. (now Ernst & Young).

Education:

Mr. Howell holds B.A. and M.A. degrees in economics from Cambridge University and is a Fellow of the Institute of Chartered Accountants of England & Wales.

Public Company Boards:

Since 1989, Mr. Howell has been a director of one or more public companies. His current directorships include Pure Cycle Corporation (NASDAQ: PCYO) (since 2004), and Lite Array Inc. and Global Lite Array Inc., subsidiaries of the publicly held Global-Tech Applied Innovations (NASDAQ: GAI) (since 2001).

Director Qualifications:

•   Significant financial expertise that qualifies him as an audit committee financial expert

•   Public company board and corporate governance experience

•   Retail and foodservice industry knowledge

•   Experience with international businesses operating in China

Ginger M. Jones Age 49 Class II Director since 2013

Professional Experience:

Since 2007, Ms. Jones has served as senior vice president, chief financial officer of Plexus Corp. (NASDAQ: PLXS), a global electronic, engineering and manufacturing services company. Prior to joining Plexus Corp., Ms. Jones served in a variety of financial roles with companies in the consumer packaged goods industry and the software industry. A certified public accountant, Ms. Jones began her career with Deloitte & Touche, culminating in her role as audit manager for audits of middle market companies.

Eduction:

She holds a bachelor’s degree in accounting from the University of Utah and an M.B.A. from The Ohio State University Fisher College of Business.

Public Company Boards:

None.

Director Qualifications:

•   Experience as chief financial officer of a public company with over $2 billion in revenues

•   Significant executive leadership experience in financial strategy and experience in public audit functions, resulting in her qualification as an audit committee financial expert

•   Experience in global supply chain

Carol B. Moerdyk Age 63 Class I Director since 1998

Professional Experience:

Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation, including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland.

Education:

Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor’s degree from Western Michigan University and a Ph.D. Candidate’s Certificate in finance from the University of Michigan.

Public Company Boards:

Ms. Moerdyk has served on the Board of Directors of American Woodmark Corporation (NASDAQ: AMWD) since 2005.

Director Qualifications:

•   Significant financial expertise, developed through her experience as a CFA and public company chief financial officer

•   Audit committee financial expert

•   Executive leadership and international operations experience

John C. Orr Age 63 Class I Director since 2008

Professional Experience:

Since 2005, Mr. Orr has been the President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming his current positions, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr’s earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide.

Education:

Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations.

Public Company Boards:

Mr. Orr currently serves on the Board of Myers Industries, Inc. (NYSE: MYE).

Director Qualifications:

•   Extensive international manufacturing and plant management experience

•   Extensive organizational leadership experience

•   Public company board and corporate governance experience

Stephanie A. Streeter Age 56 Class I Director since 2011

Professional Experience:

Ms. Streeter has served as Chief Executive Officer of Libbey since August 1, 2011. Prior to joining Libbey as Co-CEO on July 1, 2011, Ms. Streeter was interim Chief Executive Officer of the United States Olympic Committee from March 2009 to March 2010 and served on its Board of Directors from 2004 to 2009. Ms. Streeter also was employed as Chairman and Chief Executive Officer of Banta Corporation, a NYSE-listed provider of printing, supply chain management and related services that was acquired by R.R. Donnelley & Sons Company (NYSE: RRD) in 2007. She joined Banta in 2001 as President and Chief Operating Officer and was appointed Chief Executive Officer in 2002. Prior to joining Banta, Ms. Streeter was Chief Operating Officer at Idealab. Ms. Streeter also spent 14 years at Avery Dennison Corporation in a variety of product and business management positions, culminating in her role as Group Vice President of Worldwide Office Products from 1996 to 2000.

Education:

Ms. Streeter holds a bachelor’s degree from Stanford University.

Public Company Boards:

A member of the Board of Directors of Banta from 2001 to 2007, Ms. Streeter was elected Chairman in 2004. She currently is a member of the Boards of Directors of The Goodyear Tire & Rubber Company (NYSE: GT) (since 2008) and Kohl’s Corporation (NYSE: KSS) (since 2007).

Director Qualifications:

•   Demonstrated executive leadership and management skills

•   Public company board and corporate governance experience

•   Consumer and business-to-business marketing experience

•   Supply chain experience

•   Retail industry knowledge

How is our Board leadership structured?

Our Board currently includes nine non-management directors and one employee director. Effective at the 2014 Annual Meeting of shareholders, we will have eight non-management directors and one employee director, as Messrs. Reynolds and Stewart will be retiring and the Board has nominated a new, independent director, Mr. Killion, for election.

All of the non-management directors who will serve after the annual meeting have been determined to be independent. For more information with respect to how the Board determines which directors are considered to be independent, see ‘‘How does the Board determine which directors are considered independent?’’ below.

When Ms. Streeter joined the Company and was named our chief executive officer on August 1, 2011, the Board elected to separate the roles of the chairman and chief executive officer in order to enable Ms. Streeter to devote herself to becoming familiar with our business, industry and customers. As a result of the Board’s most recent assessment of its leadership structure, the Board has concluded that continued separation of the roles of chairman and chief executive officer is appropriate at this time and will enable Ms. Streeter to continue to focus on implementation of our Libbey 2015 strategy and returning Libbey to profitable growth.

Does Libbey have Corporate Governance Guidelines?

Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on our website (www.libbey.com).

What are the roles of the Board’s committees?

Our Board of Directors currently has the following standing committees:

Standing Committee	Key Functions	Number of 2013 Meetings
Audit Committee	See “Audit-Related Matters – Report of the Audit Committee” below.	9

Compensation Committee

•   Consider the potential impact of our executive pay program on our risk profile

•   Review executive pay at comparable companies and recommend to the Board pay levels and incentive compensation plans for our executives

•   Review and approve goals and objectives relevant to the targets of the executive incentive compensation plans

•   Establish the CEO’s pay, and in determining the long-term incentive compensation component of the CEO’s pay, consider the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to our CEO in prior years

•   Perform an annual evaluation of the performance and effectiveness of the Compensation Committee

•   Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K, as required by the SEC

•   Approve grants of awards under our equity participation plans and provide oversight and administration of these plans

		5

Nominating and Governance Committee	• Develop and implement policies and practices relating to corporate governance • Establish a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the CEO	5

Our Board believes that it is desirable from time to time to rotate committee assignments and leadership. Accordingly, effective upon the conclusion of our 2014 Annual Meeting of shareholders, the leadership and composition of each of our Board’s standing committees will change. The following table identifies, for each of our non-management directors, the committees on which he or she served in 2013 and will serve beginning on May 13, 2014:

	Audit Committee		Compensation Committee		Nominating and Governance Committee
Director	2013	2014	2013	2014	2013	2014
Carlos V. Duno(1)(2)	Chair		Member	Chair		Member
William A. Foley(3)(4)		Member				Member
Peter C. McC. Howell(1)(2)(3)(4)	Member	Member			Chair	Member
Ginger Jones(3)(4)		Chair		Member
Theo Killion
Deborah G. Miller(4)		Member	Member	Member	Member
Carol B. Moerdyk(1)(2)	Member		Chair	Member		Member
John C. Orr(2)(3)(4)	Member	Member			Member	Chair

(1)	For 2013, determined by the Board to be qualified as an audit committee financial expert, as defined in SEC regulations.

(2)

For 2013, determined by the Board to be financially sophisticated and literate and to have accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

(3)	For 2014, determined by the Board to be qualified as an audit committee financial expert, as defined in SEC regulations.

(4)

For 2014, determined by the Board to be financially sophisticated and literate and to have accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

The Board has determined that all members of each of its standing committees are independent, within the meaning of SEC regulations and the NYSE MKT Company Guide. The Board also has determined that all members of the Compensation Committee are ‘‘outside directors,’’ within the meaning of 26 CFR § 1.162-27.

How does our Board oversee risk?

Our management is responsible for day-to-day risk management and our Board, through the Audit Committee and the Board’s other committees, is responsible for oversight of our risk management processes. We have implemented an enterprise-wide risk management program. Our Vice President, Treasurer has primary responsibility for this program and reports to our Vice President, Chief Financial Officer. We also have an Enterprise Risk Management Steering Committee consisting of members of senior management from across our operations.

Through our enterprise risk management program, we identify, evaluate and address actual and potential risks that may impact our business and our financial results. Our Vice President, Treasurer routinely reports to our Board with respect to the status of our program and particular risks and risk management strategies.

How does our Board select nominees for the Board?

Our Board selects new directors following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and proposes and reviews the selection process. The Nominating and Governance Committee evaluates governance needs and skill requirements, and solicits input from all Board members and makes its recommendation to the Board. An invitation to join the Board is extended by the Chairman of the Board on behalf of the Board. A shareholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the shareholder deems appropriate. Candidates for director nominated by shareholders will be given the same consideration as candidates nominated by other sources.

The Board, in its Corporate Governance Guidelines, has determined that Board members must satisfy the following standards and qualifications:

Requisite Characteristics for Board Candidates

•	the highest professional and personal ethics and values, consistent with longstanding Libbey values and standards

•	broad experience at the policy-making level in business, government, education, technology or public interest

•	commitment to enhancing shareholder value

•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience

•

expertise in areas that add strategic value to the Board and/or knowledge of business in foreign locations strategic to our then-current or potential future operations. For example, current or recent experience as a chief executive officer or chief financial officer of a public company; expertise in the consumer products industry, asset-intensive manufacturing, logistics and/or advanced supply chain management; experience as an executive with a large multinational company or as an expatriate executive in the Far East, Europe or Latin America; management experience in the foodservice industry; or management or board experience in a highly leveraged environment

•

serve on the boards of directors of no more than three other public companies and, if intending to serve on the Audit Committee of the Board, serve on the audit committees of no more than two other public companies

In addition, the Board’s Corporate Governance Guidelines set forth the Board’s intention to seek directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. Consistent with the Board’s Corporate Governance Guidelines, the Board also seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, age, race or gender. Reflecting this desire to foster a diverse Board, three of our non-management directors are women, one non-management director is Hispanic and Mr. Killion, a nominee for the Board, is African-American. In addition, one non-management director is British and, through his wide travels around the world, brings us his perspective as to the international business environment, particularly in China.

Finally, the Board considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other subject-matter expertise and the Board’s evaluations of other prospective nominees.

The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998 and Mr. Orr to the Board in 2008, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.

How does our Board determine which directors are considered independent?

Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under ‘‘Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?’’ below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.

As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the NYSE MKT Company Guide, since our common stock currently is listed on the NYSE MKT exchange.

As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Peter C. McC. Howell, Theo Killion, Deborah G. Miller, Carol B. Moerdyk and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. In addition, the Board has affirmatively determined that, notwithstanding that Stewart & Stewart provides Libbey with legal services relating to international trade matters, Terence P. Stewart is independent of Libbey and its management, as the fees paid to

Stewart & Stewart in each of the last three (3) years were less than 5% of the consolidated gross revenues of Stewart & Stewart. Each of Ms. Streeter and Mr. Reynolds (who retired from Libbey on November 30, 2013) is considered to be an inside director because of their employment as senior executives of Libbey. For more information with respect to the compensation paid to Mr. Stewart’s law firm for services provided to Libbey in 2013, see ‘‘Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?’’ below.

How often did our Board meet during fiscal 2013?

During 2013, the Board of Directors held eight meetings, five of which were regularly scheduled meetings and three of which were special meetings. During 2013, each member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board and at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend.

Certain Relationships and Related Transactions — What transactions involved directors or other related parties?

A substantial majority of our directors is independent, as defined in the NYSE MKT Company Guide and our Corporate Governance Guidelines. Our Code of Business Ethics and Conduct, which we refer to as our Code of Ethics, generally prohibits related-party transactions involving directors. However, our Board permits us to obtain legal services with respect to international trade matters from the law firm of Stewart and Stewart, of which Mr. Stewart is managing partner. During 2013, Stewart and Stewart received fees of approximately $22,394 from us for legal services in connection with various international trade matters. Our Board believes that Libbey’s General Counsel is best suited to select legal counsel for Libbey, so the Board does not require that we seek the approval of the Board, or of any committee of the Board, in connection with our engagement of Stewart & Stewart. Mr. Stewart and our General Counsel are responsible for monitoring whether the fees paid to Stewart & Stewart would render Mr. Stewart not independent, within the meaning of the NYSE MKT Company Guide and our Corporate Governance Guidelines, and for informing the Chairman of the Board and the Nominating and Governance Committee of any issues in that regard.

Our Code of Ethics requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related- party transactions that are of the nature and magnitude that they must be disclosed pursuant to Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that conflicts of interest be reported to our Legal Department, and that the written concurrence of our General Counsel is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in the best interests of our shareholders.

How do shareholders and other interested parties communicate with the Board?

Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence that we receive and that are addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Are Libbey’s Corporate Governance Guidelines, Code of Business Ethics and Conduct and Committee Charters available to shareholders?

Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

Are Libbey’s directors required to attend Libbey’s Annual Meeting of shareholders?

Our directors are not required to attend our Annual Meeting of shareholders, but we typically hold a meeting of the Board at the same location and on the same day as the Annual Meeting. As a result, we anticipate that a substantial majority of our directors will be present at the Annual Meeting of shareholders to be held on May 13, 2014. In 2013, all members of the Board of Directors attended our Annual Meeting.

AUDIT-RELATED MATTERS

Who are Libbey’s auditors?

Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2014. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. See ‘‘Proposal 3 — Ratification of Auditors’’ above.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

What fees did Libbey pay to its auditors for Fiscal 2013 and 2012?

For the years ended December 31, 2013 and December 31, 2012, Ernst & Young LLP served as the Company’s external auditors. Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2013 and 2012 are as follows:

Nature of Fees	2013 Fees	2012 Fees
Audit Fees(1)	$1,189,612	$1,132,613
Audit Related Fees(2)	80,000	80,000
Tax Fees(3)	19,966	0
All Other Fees	0	0

Total	$1,289,578	$1,212,613

(1)

Audit Fees include fees associated with the annual audit of our internal controls, the annual audit of financial statements, the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K and statutory audit procedures.

(2)	Audit-related fees include fees for audits of our employee benefit plans.

(3)	Tax fees include fees for services provided to our Mexican subsidiaries for the filing of customs declarations for imports of products into Mexico.

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee has appointed Carlos V. Duno, Chair of the Committee, to pre-approve these services.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.

The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;

•	appointing, compensating and retaining our independent auditors;

•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;

•	approving non-audit services;

•	overseeing management’s relationship with our independent auditors;

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls;

•	reviewing our internal audit program; and

•	together with the Board and its other standing committees, overseeing our enterprise risk management program.

The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

With respect to the audited financial statements for the year ended December 31, 2013, the Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and Libbey, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.

Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Carlos V. Duno, Chair

William A. Foley(1)

Peter C. McC. Howell

Carol B. Moerdyk

John C. Orr

(1)	Appointed to the Audit Committee in October 2013.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding our 2013 executive pay program, particularly as it relates to the following individuals, who are our ‘‘named executives’’ for 2013:

Named Executive	Title

Stephanie A. Streeter	Chief Executive Officer

Sherry Buck	Vice President, Chief Financial Officer

Richard I. Reynolds	Executive Vice President, Strategy Program Management, until November 30, 2013, when he retired after 43 years of dedicated service

Daniel P. Ibele	Vice President, General Manager, U.S. and Canada

Susan A. Kovach	Vice President, General Counsel and Secretary

Timothy T. Paige	Vice President, Human Resources

Executive Summary

2013 Financial and Operational Highlights. As we announced in our 2012 Annual Report, our goal for 2013 was to build a foundation for future growth -- Setting the Table for Tomorrow -- by continuing to implement Libbey 2015, our cohesive strategic roadmap, announced in July 2012, for improving efficiency and better leveraging our strengths. As the charts set forth on page (ii) of the Proxy Statement Summary demonstrate, we made great strides toward this goal.

Although we failed to achieve top-line growth in 2013 (experiencing instead a 0.8% decline in net sales that was partially attributable to our decision to exit some unprofitable sales as we realigned our North American capacity), we achieved:

•	net income of $28.5 million, an increase of $21.5 million, or 307%, compared to 2012;

•	EBIT of $73.7 million, an increase of $23.3 million, or 46.2%, compared to 2012;

•	record-high adjusted EBITDA of $134.4 million;

•	adjusted EBITDA margin of 16.4%, within our target range of 15-18% and our highest adjusted EBITDA margin since 2002;

•	net debt to adjusted EBITDA of 2.8X, within our target range of 2.5-3.0X; and

•	return on invested capital of 14.7%, well above our target range of 11-13%.

In addition, we continued our trend of positive returns to our shareholders, as can be seen in the performance graph below:

See “How does Libbey determine the forms and amounts of pay?” below for information regarding the peer group referred to in the above graph and table.

Finally, in 2013 we took a number of significant steps to position Libbey for future growth:

•

In February 2013, we announced a plan to recalibrate our product assortment to adapt to existing market conditions and focus on a more profitable product mix. Pursuant to that plan, we realigned our North American production by reducing capacity in our Shreveport, Louisiana manufacturing facility, and we exited the sale of certain glassware items, enabling us to better leverage available capacity at other locations.

•

We invested $20 million in an expanded furnace and related equipment at our Monterrey, Mexico facility to enable us to leverage our existing manufacturing footprint and position us for future growth and expansion in our business in Mexico and Latin America.

•

In November 2013, we announced a $20 million investment that will bring to our operations in Shreveport, Louisiana, new, state-of-the-art technology capable of innovative, proprietary glass-making processes designed to keep us at the forefront of the glass tableware industry.

2013 Executive Compensation Highlights. At our 2013 Annual Meeting of shareholders, our say-on-pay proposal garnered the support of over 96% of the shares voted. Our Compensation Committee interpreted the results of the vote as an affirmation of our executive pay program and, as a result, the Committee generally retained the same structure for our 2013 executive pay program.

However, during 2013 the Committee did take the following notable actions regarding the pay of our named executives:

Date	Action Taken:
February 2013

•   Approved base salary increases, to be effective April 1, 2013, averaging 3.2% and ranging from 0% to 7.4%.

•   Approved slightly modified designs for our 2013 SMIP and the performance cash component of our 2013 LTIP. The 2013 SMIP design eliminates the separate payout opportunity for individual performance, choosing instead to use individual performance to differentiate payouts based on company performance through application of an individual performance modifier. Under the performance cash component of the 2013 LTIP, the Committee replaced the adjusted EBITDA performance metric with two performance metrics – one (adjusted EBITDA margin) designed to focus on profitability, and the other (the ratio of net debt to adjusted EBITDA) designed to focus on financial leverage. These performance metrics are consistent with the financial goals articulated as part of our Libbey 2015 strategy (discussed on page (i) of the Proxy Statement Summary) and are distinct from the performance metrics (adjusted EBITDA and cash generation) employed in our 2013 SMIP.

•   Awarded RSUs and NQSOs with ratable, four-year vesting.

October 2013

•   Approved the accelerated vesting of unvested RSUs and NQSOs upon Mr. Reynolds’s November 30, 2013 retirement in recognition of his significant accomplishments during his more than 43 years of service to Libbey.

December 2013

•   In order to ensure Ms. Streeter’s continued leadership of Libbey until December 31, 2018, authorized Libbey to enter into a CEO Retention Award Agreement pursuant to which Libbey granted to Ms. Streeter cash-settled SARs having an economic value, at the date of grant, equal to $2,500,000 and agreed to grant to Ms. Streeter, in February 2014, cash-settled RSUs having an economic value, at the date of grant, equal to $2,500,000.

What are the objectives of Libbey’s executive pay program?

Our 2013 executive pay program was structured to achieve the following objectives:

•

Talent Attraction and Retention Objective. The Compensation Committee and Board believe that attracting and retaining talented executives are critical to achieving our Libbey 2015 strategy and returning Libbey to consistent, profitable growth over the long term. Accordingly, our 2013 executive pay program made use of market-competitive base salaries and incentive opportunities, limited perquisites such as financial and tax planning and executive physical examinations, and limited retention tools such as time-based RSUs, NQSOs and SARs.

•

Motivational Objective. As noted elsewhere in this proxy statement, execution of our Libbey 2015 strategy is critical to returning Libbey to consistent, profitable growth. Accordingly, we structured our 2013 executive pay program to provide market-competitive financial incentive opportunities, including cash awards under our 2013 SMIP and the cash component of our LTIP, to motivate our executives to execute our Libbey 2015 strategy.

•

Alignment Objective. Our executive pay program was structured to align the interests of our executives with those of our shareholders generally. Our 2013 SMIP and the performance cash component of our LTIP provide meaningful incentive opportunities to ensure that our executives take the necessary actions to achieve our strategy, which we believe will continue to create long-term shareholder value. Additionally, because the value, if any, that our executives will realize upon vesting of the RSUs, NQSOs and SARs included in our 2013 executive pay program fluctuates with our stock price, we believe that these forms of pay, together with the cash incentive opportunities under our 2013 SMIP and our LTIP, significantly align the interests of our named executives and our other shareholders. This alignment can be seen in the following chart, which compares our CEO’s realized pay to the closing price of our stock on December 31st of each year and to the total compensation shown for her under the “Total” column (which we refer to as “SCT Pay”) of the Summary Compensation Table set forth on page 41 of this proxy statement:

(1)	SCT Pay is reflected in the “Total” column of the Summary Compensation Table.
(2)

Realized Pay is the sum of (a) base salary; (b) bonus, if any; (c) annual incentive actually paid under our SMIP; (d) performance cash actually paid for the performance cycle, if any, ending on December 31st of the applicable year; (d) the pre-tax compensation earned upon the exercise of NQSOs or SARs during the applicable year; (e) the pre-tax compensation earned on RSUs that vested during the applicable year; and (f) the amounts appearing for the applicable year under the “All Other” column of the Summary Compensation Table.

•

Reasonableness Objective. We designed our pay program to balance the need to provide sufficient financial incentives to achieve the three objectives described above with the need to ensure that executive pay is reasonable and appropriate. We generally target pay opportunities at or near the median of our peer group and/ or general industry surveys, with variances from the median generally as a result of time in position, individual performance and anticipated ability to affect our performance.

In what forms did Libbey deliver pay to its executives in 2013, and what purposes do the various forms of pay serve?

Balanced Program with Significant Pay At Risk. For 2013, the pay opportunities of our named executives were designed to provide a balance of stable and competitive pay in the form of base salary, fringe benefits and perquisites; equity-based compensation (NQSOs, RSUs and SARs) that aligns our executives’ interests with those of shareholders generally and also serves as a retention tool; and equity-based compensation and annual and long-term incentive awards that are designed to motivate our executives to execute our strategy, thereby driving our financial and operational performance. The charts below show the mix of these pay elements (excluding the special retention award of SARs made to Ms. Streeter in December 2013) and reflect the substantial portions of our named executives’ target pay opportunities that are at risk:

The following table sets forth the forms of pay for which our executive officers were eligible in 2013 and the characteristics of those forms of pay:

Applicable Compensation Objective
Form of Pay	Key Characteristics	Talent Attraction and Retention	Motivational	Alignment with Shareholder Interests

Annual cash compensation
Base salary	Fixed component; reviewed annually	X

Annual incentive award (SMIP)	At-risk variable pay opportunity for short-term performance; no guaranteed minimum payout; maximum payout equal to 225% of target	X	X	X

Long-term incentives under our LTIP

Performance cash awards	Formula-driven, at-risk cash award that comprises 40% of LTIP opportunity; no guaranteed minimum payout; maximum payout equal to 200% of target	X	X	X

NQSOs	Comprise 20% of LTIP opportunity; exercise price equal to closing stock price on date of grant; generally awarded annually; vest ratably at the end of the first four years of a ten-year term	X	X	X

RSUs	Comprise 40% of LTIP opportunity; vest ratably at the end of the first four years of a ten-year term; no dividends or voting rights with respect to unvested RSUs	X	X	X

Fringe benefits and limited perquisites

Medical, dental and life insurance benefits	Benefits for U.S. executives on the same basis as for all U.S. salaried employees	X

Tax return preparation and financial planning	Direct payment or reimbursement of fees incurred in connection with personal financial planning and tax return preparation	X

Applicable Compensation Objective
Form of Pay	Key Characteristics	Talent Attraction and Retention	Motivational	Alignment with Shareholder Interests

Executive health screening	Annual executive physical examination and related services	X

Limited ground transportation	Ground transportation for trips between Toledo, Ohio and the Detroit, Wayne County Metropolitan airport for the executive when traveling for business purposes and the executive and his or her spouse when traveling together; maximizes time available for performing services to Libbey and contributes to safety of those returning to Toledo after long and often tiring flights	X

Airline club membership	Membership in one airline club of the executive’s choice; maximizes time available for performing services to Libbey	X

Relocation assistance	For executives relocating at Libbey’s request, moving and related expenses associated with the move; when necessary to attract talent, also includes loss-on-sale protection	X

Limited income protection

Retirement Plans	Qualified plan for all U.S. salaried employees hired before January 1, 2006; company contribution credit discontinued at end of 2012	X

Supplemental Retirement Benefit Plan, which we refer to as our SERP	Excess, non-qualified plan designed to provide substantially identical retirement benefits as the Salary Plan to the extent the Salary Plan cannot provide those benefits due to IRS limitations; no enhanced credit has ever been provided; company contribution credit discontinued at end of 2012	X

401(k) savings plan	Matching contributions to our 401(k) savings plan on the same basis as for all U.S. salaried employees	X

Separation benefits under employment agreements, change in control agreements or our executive severance policy	Contingent component payable only if employment is terminated under specified circumstances	X

How does Libbey determine the forms and amounts of executive pay?

Compensation Committee Independence. In determining whether the members of our Compensation Committee are independent, within the meaning established by the NYSE MKT Company Guide, our Board takes into account all factors specifically relevant to a determination of whether any Compensation Committee member has a relationship to us that is material to his or her ability to be independent in connection with his or her duties as a Compensation Committee member. The factors considered include, but are not limited to, the source of compensation of the member and whether the member is affiliated with us or one of our subsidiaries or affiliates. After taking into account all of these factors, our Board has determined that all of the members of our Compensation Committee are independent within the meaning established by the NYSE MKT Company Guide.

Role of Compensation Consultants. In 2013, the Compensation Committee retained Exequity, LLP to serve as the Committee’s independent compensation consultant. All expense that we incurred in 2013 for services provided by Exequity were attributable to services provided by Exequity to the Compensation Committee in connection with its executive pay decisions.

In compliance with disclosure requirements set forth in the NYSE MKT Company Guide regarding the independence of compensation consultants, Exequity provided the Compensation Committee with a letter addressing each of six independence factors. Their responses affirm the independence of Exequity and the partners, consultants, and employees who service the Compensation Committee on executive compensation matters.

Development and Implementation of the Executive Pay Program. The Compensation Committee of our Board of Directors is responsible for overseeing the design, development and implementation of our executive pay program. The Compensation Committee consults with its independent executive compensation consultant when determined to be appropriate by the Compensation Committee. A representative of Exequity attended the February 2013 meeting at which the Compensation Committee made decisions regarding our executive pay program for 2013 and also advised the Committee in connection with other pay decisions made during the year. Our CEO, our Vice President, Human Resources and our Vice President, General Counsel and Secretary attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their pay determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant in order to provide the consultant with information or understand the views of, or request input from, the consultant as to pay proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management being present, to discuss and make its final decisions with respect to our executive compensation program.

Our non-CEO executives play no direct role in determining their own pay, except to the extent they provide the CEO with an assessment of their own performance against their individual performance objectives and to the extent that the Vice President, Human Resources and the Vice President, General Counsel and Secretary provide information to the Compensation Committee with respect to pay programs affecting all members of the senior leadership team.

With respect to our SMIP and our long-term incentive plans, the Compensation Committee sets the performance goals based upon input from our CEO with respect to those goals, including suggested individual performance objectives and metrics under the SMIP and the performance cash component of the LTIP. In setting our corporate performance objectives and measures, the Committee seeks input from its independent consultant. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.

In determining awards to be made for current and future performance periods, the Compensation Committee considers internal pay equity within the senior leadership team, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years, since those awards represent pay for services rendered during prior-year periods.

In connection with the preparation of our proxy statement each year, the Committee reviews ‘‘tally sheets’’ that summarize, for each of our executive officers, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if the executive officer’s employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these ‘‘tally sheets,’’ which are prepared by management and provide substantially the same information as is provided in the tables included in this proxy statement, primarily for purposes of ensuring that our executives’ estimated pay is consistent with the Committee’s intent in adopting the program and for reviewing internal pay equity within the senior leadership team.

Process for Setting 2013 Executive Pay. Generally the structure of our 2013 executive pay program remained the same as our 2012 executive pay program in that the components of pay, and the weight accorded each component, remained the same.

With respect to base salary increases that were implemented in April 2013, the decisions were made by the Compensation Committee at its February 2013 meeting after receiving input from Ms. Streeter and Exequity. Ms. Streeter and a representative of Exequity also provided input into the decisions made by the Compensation Committee in October 2013 to accelerate the vesting of certain RSUs and NQSOs upon Mr. Reynolds’s retirement.

As disclosed in our proxy statement last year, in the fall of 2012 Exequity worked with management to develop a peer group to use as a reference point in setting 2013 executive pay. In developing the peer group, Exequity utilized a database assembled by Equilar in connection with its so-called “Top 25 Survey,” in which participating companies submit executive compensation data for their 25 most highly compensated executive positions. Initially, we reviewed for inclusion in the peer group public companies having revenues in the range of .5 to 2.0 times our revenues and having businesses that are engaged in manufacturing or that otherwise are asset-intensive. Because we are a multinational manufacturer with asset-intensive operations, we eliminated from the peer group companies that do not have operations outside the U.S., companies that do not have manufacturing operations (i.e., that source substantially all of the products that they sell) and companies that merely have light assembly-type operations. As a result, we identified, and the Compensation Committee approved for use in developing our 2013 executive pay program, the following group of 18 companies:

Barnes Group	Integra LifeSciences Holdings
Callaway Golf	Neenah Paper
Coherent	Nordson
ESCO Technologies	Polypore International, Inc.
Entegris	Tecumseh Products
Furniture Brands International Inc.	Tempur Pedic International
H.B. Fuller	TriMas
Graco	West Pharmaceutical Services
Infinera	Zep

At the time the peer group was selected, we ranked, by revenues, just above the mid-point of the peer group.

Using data submitted by these peer companies in response to Equilar’s 2012 Top 25 Survey as reference points, Exequity compared the compensation of our top officer positions to the peer group in terms of base pay, target annual bonus opportunity, target total cash, long-term incentives and target total direct compensation (target total cash plus long-term incentives). As noted on page (ii) of the Proxy Statement Summary, the market study conducted by Exequity disclosed that base salaries for most executives were generally within a reasonable range of the median, but that annual and long-term incentive opportunities for most named executives were well below median, driving the target total direct compensation opportunities for a number of them well below median. Accordingly, in order to ensure that we maintain market-competitive pay programs in order to achieve our retention, motivational and alignment objectives, in February 2013, our Compensation Committee approved adjustments to base salaries and target annual and long-term incentive opportunities of the named executives as set forth in the table appearing on page (iii) of the Proxy Statement Summary.

In February 2014, the Compensation Committee, with input from Ms. Streeter and Exequity, or, in the case of Ms. Streeter’s pay, Exequity and the other independent directors, reviewed our 2013 performance and made the awards under our 2013 SMIP and the performance cash component of our 2011 LTIP (for the 2011-2013 performance cycle) described on page (iv) of the Proxy Statement Summary. Specifically, the named executives were awarded the following payouts:

		2011 LTIP
	2013 SMIP Payout	Performance Cash Payout
Named Executive	($)	($)

S. Buck	208,737	72,213
D. Ibele	202,206	136,319
S. Kovach	140,210	92,232
T. Paige	133,194	89,326
R. Reynolds	303,025	250,927
S. Streeter	662,533	417,061

Our Equity Grant Practices. Grants of equity awards have been made under the following circumstances:

•

In February of each year, the Compensation Committee typically makes awards of RSUs and NQSOs to our senior leadership team under our long-term incentive compensation program. In February 2013, the Compensation Committee authorized these awards at its meeting, which occurred before we announced financial results for the recently concluded fiscal year. The number of RSUs awarded was a function of the average closing price of our common stock over a period of 20 consecutive trading days ending on the grant date, and the number of NQSOs granted was a function of the Black-Scholes value (calculated using the average closing price of Libbey Inc. common stock over a period of 20 consecutive trading days ending on the grant date, and capping volatility at 50%) of the NQSOs on the grant date. In each case, the grant date was the first business day after we released our fiscal 2012 financial results.

•

In 2013, the Compensation Committee delegated authority to the Chairman of the Board to make limited grants of NQSOs, restricted stock and RSUs to senior managers and other employees who are not executive officers. The Chairman’s authority to make these grants was subject to the following limitations and conditions:

¡	The total number of shares that may be granted as NQSOs, restricted stock or RSUs, as the case may be, was limited;

¡	The exercise price of any NQSOs that the Chairman was permitted to award could not be less than the closing price of our common stock on the date of grant;

¡	Grants of NQSOs were not permitted to be made during ‘‘quiet periods’’; and

¡	The Chairman was required to report periodically to the Compensation Committee with respect to the awards made pursuant to this delegation of authority.

Potential Impact of Misconduct on Compensation. Our SMIP and long-term incentive plans are authorized under our Omnibus Plan. The Omnibus Plan contains a ‘‘clawback’’ provision that obligates an individual receiving a cash or equity award to reimburse us under certain circumstances. Specifically, reimbursement is required if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and

•

the individual knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

The amount to be reimbursed is the amount of any payment in settlement of an award made under the Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

Share Ownership Guidelines. We obligate our non-management directors and our executive officers to achieve or retain ownership of meaningful amounts of equity in Libbey. For further information regarding our stock ownership or retention guidelines for non-management directors and executive officers, see ‘‘Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines’’ above.

What pay did Libbey’s executives receive for 2013?

Base Salaries. In February 2013, the Compensation Committee increased annualized salaries for the named executives, as shown below, effective April 1, 2013:

	Annualized	Annualized
	Salary Before	Salary After
	Increase	Increase
Named Executive	($)	($)

S. Buck	350,000	364,000
D. Ibele	354,000	362,850
S. Kovach	298,242	320,312
T. Paige	294,624	300,516
R. Reynolds	494,796	494,796
S. Streeter	725,004	750,000

Annual Incentive Compensation. Our 2013 SMIP provided each of our named executives with a target annual incentive opportunity equal to a percentage of his or her actual base salary in accordance with the table set forth on page (iii) of the Proxy Statement Summary. The performance measures used for the 2013 SMIP were adjusted EBITDA and adjusted cash earnings. The Committee approved these performance measures for the following reasons:

•

Given the asset intensity of our business, as well as our relatively high degree of financial leverage over the last few years, the Committee believes that adjusted EBITDA is an appropriate measure of core operating performance, since it is unaffected by capital structure, capital investments and ages of capital assets.

•

Our ability to generate cash to further de-lever our balance sheet is critical to returning LIbbey to consistent, profitable growth. We believe that use of the adjusted cash earnings performance measure appropriately gauges how well we manage inventory, accounts payable and accounts receivable – all potential consumers of cash if not appropriately managed.

The named executives’ 2013 annual incentive performance targets were established based on a budget approved by the Board of Directors. These targets are disclosed on page (iii) of the Proxy Statement Summary. Weightings of the metrics are as follows:

All Named Executives Other than Mr. Ibele		Mr. Ibele
Weight	Financial Performance Measure	Weight	Financial Performance Measure
60%	Company-wide adjusted EBITDA	30%	Company-wide adjusted EBITDA
40%	Company-wide adjusted cash earnings	30%	Regional adjusted EBITDA
		20%	Company-wide adjusted cash earnings
		20%	Regional adjusted cash earnings

At the beginning of 2013, the Committee developed the following payout scale to determine the amount of the unmodified payouts indicated on page (iv) of the Proxy Statement Summary for each of the corporate and regional financial performance measures:

		Percent of Targeted EBITDA
	Payout Percentage	or Cash Earnings Achieved
Performance Level	(%)	(%)

Below threshold	0	Below 80
Threshold	50	80
Target	100	100
Maximum	200	115

Payout percentages between threshold, target and maximum performance are linear.

Instead of providing for a separate payout opportunity based on individual performance, we elected to use individual performance to differentiate payouts under our 2013 SMIP. Through application of an individual performance modifier, the payout amounts earned by our named executives with respect to the financial performance measures were subject to potential modification based on individual performance, including with respect to individual objectives approved by the Committee early in the year. As a result, an executive who demonstrates exceptional performance in developing and/or implementing a process or tool that may not have impacted the current year’s financial results but is likely to favorably impact future success may be awarded a payout in excess of the payout that is based strictly on financial performance measures. Additionally, application of the individual performance modifier ensures that the executive’s compensation is based not only on the goals achieved, but also on the extent to which the executive demonstrates effective organizational leadership skills in the execution of our strategy.

While a number of the individual objectives were tied closely to leadership of a variety of initiatives contemplated by our Libbey 2015 strategy, examples of others are as follows:

Named Executive	Examples of Individual Objective
S. Buck	•	Achieve financial flexibility to support the Libbey 2015 strategy, including by driving debt levels to our target range and developing a tax optimization strategy to reduce cash taxes paid

D. Ibele	•	Enhance safety programs within the U.S. and Canada region in order to reduce work- related injuries

S. Kovach	•	Ensure appropriate risk mitigation/ avoidance throughout the year relative to actions taken throughout the year to implement the Libbey 2015 strategy

T. Paige	•	Design and implement a new healthcare program for all U.S. salaried associates

R. Reynolds	•	Mentor “high-potential” associates around the world

S. Streeter	•	Enhance leadership development and change management capabilities

On February 17, 2014, the Committee met and reviewed our performance and the performance of our senior leadership team during 2013. The Committee reviewed both company-wide and regional adjusted EBITDA for 2013 and company-wide and regional adjusted cash earnings for 2013 relative to our company-wide and regional targeted EBITDA and our targeted cash earnings, respectively, for the year. In each case, the Committee adjusted actual results for special items that the Committee does not believe are indicative of our core operating performance. For example, the Committee believes that our executives should not be penalized by accounting charges for loss on redemption of debt, given that de-leveraging of our balance sheet through the redemption of our 6.875% senior secured notes is necessary to position Libbey for future growth and, accordingly, is in our shareholders’ best interests. Similarly, the Committee believes that our executives should neither be penalized by, nor profit from, the unanticipated malfunction of one of our furnaces in 2013 and the insurance proceeds received in connection with that malfunction. Additionally, the plan design for the 2013 SMIP contemplated that, to the extent currency fluctuations impact actual results by more than 15%, the impact of the currency fluctuations would be excluded.

A reconciliation of actual company-wide adjusted EBITDA and adjusted cash earnings to targeted company-wide EBITDA and cash earnings is attached as Appendix A.

The Committee received input from Ms. Streeter regarding the other named executives’ individual performance review scores, including an evaluation of the extent to which they achieved their individual objectives, and reviewed the performance evaluation completed by our non-management directors with respect to Ms. Streeter’s performance in 2013, including her performance relative to her individual objectives. After meeting in executive session with Exequity, the Committee determined that the payout amount earned by each named executive with respect to the financial performance measures should not be modified either up or down because each named executive’s individual performance review score fell within a range that signified successful achievement. Accordingly, the Committee determined that the following amounts were earned by the named executives under our 2013 SMIP:

Annual
SMIP Payout
Named Executive	($)

S. Buck	208,737
D. Ibele	202,206
S. Kovach	140,210
T. Paige	133,194
R. Reynolds	303,025
S. Streeter	662,533

Long-Term Performance-Based Compensation. In 2013, each named executive’s long-term incentive opportunity included a cash-based performance component and an award of NQSOs and RSUs. The long-term incentive opportunity is intended to have an aggregate economic value equal to a target percentage of the executive’s base salary. The table set forth on page (iii) of the Proxy Statement Summary sets forth the target percentage for each of the named executives in 2013.

During 2013, the cash-based performance opportunity provided to our named executives for performance during 2013 consisted of the following components:

•

A performance component under our 2011 LTIP (for the 2011-2013 performance cycle) that provided for cash awards if and to the extent we achieved, over the three-year performance cycle, cumulative EBITDA (adjusted as described below) equal to the sum of EBITDA targeted for each of the three years during the performance cycle.

•

A performance component under our 2012 LTIP (for the 2012-2014 performance cycle) that provides for cash awards if and to the extent we achieve, over the three-year performance cycle, cumulative EBITDA (adjusted as described below) equal to the sum of EBITDA targeted for each of the three years during the performance cycle.

•

A performance component under our 2013 LTIP (for the 2013-2015 performance cycle) that provides for cash awards based on our performance, over the three-year performance cycle, against the following performance measures that are aligned with the financial goals identified on page (i) of the Proxy Statement Summary:

¡	A profitability measure – namely, the extent to which we achieve our targeted EBITDA margin over the performance cycle; and

¡	A financial leverage measure – namely, the extent to which we achieve our targeted net debt to adjusted EBITDA ratio over the performance cycle.

For purposes of determining the extent to which the cash award is earned, EBITDA is calculated as described in Appendix A and is adjusted to exclude special items that are not indicative of our core operating performance and the impact of any acquisitions or dispositions. Additionally, to the extent that currency fluctuations impact actual results by more than 15%, the impact of the currency fluctuations is excluded.

In February 2014, the Compensation Committee reviewed our performance for the three-year performance cycle ended December 31, 2013 and determined that we had achieved 99.7% of targeted EBITDA for that period. The Committee then applied the following scale, which the Committee approved at the beginning of the year, to determine the amount earned under the performance cash component of the 2011 LTIP:

The scale applied to determine this payout is as follows:

	Percentage of
	Cumulative Targeted EBITDA	Payout Percentage
Performance Level	(%)	(%)

Below Threshold	Less than 80	0
Threshold	80	50
Target	100	100
Outstanding	120	200

Accordingly, the Compensation Committee authorized payments to the participants in the 2011 LTIP (for the 2011-2013 performance cycle) in an amount equal to 99.3% of their respective target awards, as a result of which the named executives received payouts in the following amounts:

2011 LTIP
Cash Payouts
Named Executive	($)

S. Buck	72,213
D. Ibele	136,319
S. Kovach	92,232
T. Paige	89,326
R. Reynolds	250,927
S. Streeter	417,061

Stock Options and RSUs. In February 2013, the Compensation Committee awarded to participants in our 2013 LTIP NQSOs and RSUs (each subject to four-year vesting) having an economic value at the time of award equal to 20% and 40%, respectively, of their target long-term incentive opportunities.

Special Retention Award of Cash-Settled SARs.  Throughout 2013, our independent directors discussed the transformation that we began when Ms. Streeter joined us in July 2011. They also discussed the fact that Ms. Streeter is a highly attractive candidate for CEO positions with companies that are much larger than Libbey, While recognizing that we have made great strides in executing our strategy, improving our profitability and positioning us for future growth, they also acknowledged that considerable work remains to be done to return Libbey to consistent, profitable growth. And they believe that Ms. Streeter is best able to lead us in this transformative period.

Accordingly, the independent directors charged the Compensation Committee with working with its independent consultant and independent outside counsel to develop a special retention award designed to induce Ms. Streeter to continue to lead Libbey, and the execution by Libbey of its long-term strategic goals, through 2018.

After more than a year of reviewing different alternatives and consulting with the other non-management directors, in December 2013 the Committee authorized Libbey to enter into a CEO Retention Award Agreement with Ms. Streeter. Pursuant to that agreement, the Company issued to Ms. Streeter 240,829 SARs that cliff vest, subject to Ms. Streeter’s continued employment, on December 31, 2018.1 Each SAR will entitle Ms. Streeter to a cash payment equal to the amount by which the closing price of our stock on the date of exercise (which may occur on or before December 16, 2023) exceeds $21.29, the closing price of our stock on the grant date.

In structuring the CEO Retention Award Agreement, the Committee elected, for the following reasons, to award to Ms. Streeter SARs that are not subject to performance conditions and that cliff vest on December 31, 2018:

1 Notwithstanding the five-year cliff vesting feature of the retention SARs, there are limited circumstances under which vesting of the SARs may accelerate automatically. Specifically, vesting of the SARs will accelerate automatically if Ms. Streeter’s employment with the Company is terminated during the retention period as a result of her death or permanent disability, by the Company without Cause or by Ms. Streeter for Good Reason. See footnotes 1 and 2 on page 39 below for the meanings of “Cause” and “Good Reason,” respectively.

•

The use of SARs that cliff vest on December 31, 2018 maximizes the handcuffs on Ms. Streeter and ensures that no value actually is delivered to her unless she serves the entire desired period of retention.

•

The Committee and the other non-management directors believe that establishing meaningful performance goals for the five-year retention period, particularly given the current choppy economic environment and the uncertainties inherent in the transformative process underway at the Company, would be quite difficult.

•

While recognizing that some investors and investor advisory firms take the view that time-based SARs are not “performance-based,” the Committee nevertheless believes that tying the value realized by Ms. Streeter under the SARs to appreciation in Libbey’s stock price appropriately incentivizes her to maximize the value returned to shareholders over the five-year retention period.

Although the Committee and the other independent directors believe the CEO Retention Award Agreement and the awards of SARs and RSUs made under it are in the best interest of our shareholders, they nevertheless view the CEO Retention Award Agreement, and the grants of SARs and RSUs made under it, as extraordinary in nature, and they do not currently anticipate entering into any additional special retention agreements with the CEO.

What is the Compensation Committee’s policy regarding deductibility of compensation?

Pursuant to Section 162(m) of the Internal Revenue Code, publicly-held corporations are prohibited from deducting compensation paid to certain executive officers, as of the end of the fiscal year, in excess of $1.0 million, unless the compensation is ‘‘performance-based.’’ The Committee believes that preserving the tax deductibility is an important, but not the sole, objective when designing executive compensation programs. Accordingly, while our 2013 SMIP and the performance cash component of our 2013 LTIP (for the 2013-2015 performance cycle) are designed to qualify as “performance-based” compensation, other components of our 2013 executive pay program (base salary, RSUs and NQSOs) are not. Additionally, in certain circumstances the Committee may authorize compensation arrangements that are not tax deductible in whole or in part, but which promote other important objectives such as attracting and retaining key executive leaders who can drive financial and strategic objectives that maximize long-term shareholder value.

Potential Payments Upon Termination or Change in Control

We have employment agreements with each of our named executives other than Ms. Buck and Mr. Reynolds, who was not a party to an employment agreement at the time of his retirement and was not entitled to any severance benefits under our Executive Severance Policy because he retired in the ordinary course pursuant to our Salary Plan.

Ms. Buck is a party to a change in control agreement that provides for payments under the circumstances described below in the event of termination of employment in connection with a change in control. In addition, under our Executive Severance Policy, Ms. Buck is entitled to certain separation benefits in the event of termination of employment without cause in the absence of a change in control. Finally, the terms of award agreements pursuant to which awards of some RSUs, NQSOs and SARs were made provide for acceleration of unvested equity in the event of termination of employment in connection with a change in control.

The following tables summarize the trigger events under which payments may be made and/or other benefits provided under these agreements or plans, the material payments or benefits to be provided, the conditions to our obligations to make the payments and/or provide the benefits, and the reasons why we believe that the provision of these payments and/ or benefits is appropriate under the circumstances described.

Retirement – Mr. Reynolds

Benefits	Conditions to Payment of Benefits	Rationale

•   Accrued benefits(1)

•   A prorated target award under our SMIP

•   A prorated target award under the performance cash component of any LTIP performance cycle during which his retirement occurred

•   Accelerated vesting of all unvested RSUs and NQSOs

None

•   To compensate for service to us

•   To recognize for significant accomplishments over 43 years of dedicated service to Libbey

•   Consistent with competitive market practice for an employee of Mr. Reynolds’s tenure

(1)

Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

Death or Permanent Disability – Named Executives Other Than Ms. Buck and Mr. Reynolds

Benefits	Conditions to Payment of Benefits	Rationale

•   Accrued benefits(1)

•   A prorated target award under our SMIP

•   A prorated target award under the performance cash component of any LTIP performance cycle during which death or permanent disability occurs

•   Accelerated vesting of a pro rata portion of unvested RSUs and NQSOs granted prior to 2013

	• In the case of death, our receipt of reasonable evidence of the authority of the estate • In the case of permanent disability, our receipt of a release of claims against Libbey	• To compensate for service to us • Aids in attraction and retention of executive officers • Consistent with competitive market practice

(1)

Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

Death or Permanent Disability – Ms. Buck and Mr. Reynolds

Benefits	Conditions to Payment of Benefits	Rationale

•   Accrued benefits(1)

•   A prorated target award under the performance cash component of our 2013 LTIP (for the 2013-2015 performance cycle)

•   Accelerated vesting of all unvested RSUs and NQSOs granted in 2013

	None	• To compensate for service to us • Aids in attraction and retention of executive officers • Consistent with competitive market practice

(1)

Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

Termination without Cause(1) or Quit for Good Reason(2) – Named Executives Other than Ms. Buck and Mr. Reynolds

Benefits	Conditions to Payment of Benefits	Rationale

•   Accrued benefits(3)

•   For the year in which termination occurs, a prorated award under our SMIP based on actual performance(4)

•   As to performance-based compensation under our LTIP, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the date of termination(4)

•   If the employment termination is not in connection with a change in control(5), accelerated vesting of unvested RSUs, NQSOs and SARs that scheduled to vest within one year of termination or, in the case of Ms. Streeter, on or before the next June 30th following the date of termination(6)

•   Our receipt of a release of claims against Libbey

•   Confidentiality obligations

•   Obligation to assign intellectual property rights

•   Obligation to assist with litigation as to which the executive has knowledge

•   Obligation not to interfere with customer accounts for 12 months (24 months in the case of Ms. Streeter)

•   To compensate for service to us and bridge the gap between employment with us and the executive’s next job

•   Aids in attraction and retention of executive officers

•   To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests

•   Consistent with competitive market practice

Benefits	Conditions to Payment of Benefits	Rationale

•   If employment is terminated in connection with a change in control, accelerated vesting of all unvested equity awards(6)

•   As to Ms. Streeter, payment of two times (two and one-half times if termination is in connection with a change in control) the sum of her annual base salary in effect on the date of termination and the greater of her target SMIP opportunity or the average of the SMIP awards actually paid to her over the two-year period preceding the date of termination(7)

•   As to Messrs. Ibele and Paige and Ms. Kovach, if the employment termination is not in connection with a change in control payment of the greater of the executive’s annual base salary in effect on the date notice of termination is given plus the executive’s target SMIP opportunity for the year in which the notice of termination is given or the amount of severance to which the executive would be entitled under our Executive Severance Policy if the executive did not have an employment agreement(7)

•   Obligation not to compete for 12 months (24 months in the case of Ms. Streeter)

•   Obligation not to divert business opportunities for 12 months (24 months in the case of Ms. Streeter)

•   Obligation not to solicit our employees for 12 months (24 months in the case of Ms. Streeter)

•   Obligation not to disparage us for 12 months (24 months in the case of Ms. Streeter)

•   As to Messrs. Ibele and Paige and Ms. Kovach, if the employment termination is in connection with a change in control, payment of two times the sum of the executive’s annual base salary in effect on the date notice of termination is given plus the executive’s target SMIP opportunity for the year in which the notice of termination is given(7)

• As to Ms. Streeter, executive level outplacement services by a provider selected by Ms. Streeter, with the cost to Libbey not to exceed $75,000

•   As to Messrs. Ibele and Paige and Ms. Kovach, executive level outplacement services by a provider approved by Libbey, with the cost being limited to 15% of the executive’s base salary at the time of termination if the termination is in connection with a change in control

• As to Messrs. Ibele and Paige and Ms. Kovach, if employment is terminated in connection with a change in control, financial planning services, with the cost to Libbey not to exceed $10,000
• As to Ms. Streeter, continuation of medical, prescription drug, dental and life insurance benefits for a period of 18 months or until

Benefits	Conditions to Payment of Benefits	Rationale
she obtains medical or life insurance through a future employer, with the executive continuing to pay the employee’s portion of the cost of such insurance

•   As to Messrs. Ibele and Paige and Ms. Kovach, continuation of medical, prescription drug, dental and life insurance benefits for a period of 12 months (18 months if employment is terminated in connection with a change in control) or until the executive obtains medical or life insurance through a future employer, with the executive continuing to pay the employee’s portion of the cost of such insurance

(1)

Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in a material adverse effect on us or commission of an act in material violation of our Code of Business Ethics and Conduct; or (d) willful, illegal conduct or gross misconduct that is materially and demonstrably injurious to us.

(2)

Good reason means (a) we materially diminish the executive’s authority, duties or responsibilities, including, in the case of Ms. Streeter, we remove her from the CEO position and/or we cause her to cease reporting directly to the Board, and in the case of the Company’s general counsel, we cause her to cease reporting directly to the CEO; (b) we reduce the executive’s base salary and, in the case of all executives other than Ms. Streeter, we do not apply the reduction in the same or similar manner to specified other executive officers; (c) we reduce the executive’s incentive compensation opportunity by a percentage greater than that applicable to the other executive officers; (d) we reduce or eliminate an executive benefit or an employee benefit and we do not apply the reduction to all other officers in the same or similar manner; (e) in the case of Ms. Streeter, she fails to be elected as a member of the Board; (f) we materially breach the agreement and fail to remedy the breach within 60 days (30 days in the case of Ms. Streeter) after our receipt from the executive of written notice of breach; and (g) in the case of all executive officers other than Ms. Streeter, we exercise our right not to renew the agreement unless we concurrently exercise our right not to renew the agreements of specified other executive officers.

(3)

Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

(4)	Amounts paid under our SMIP and the cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.

(5)	Change in control generally means any of the following events:

•

A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our common stock) becomes the ‘‘beneficial owner,’’ directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;

•

The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2⁄3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or

•

During any period of two consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least  2⁄3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the ‘‘beneficial owner’’ of securities if the person has or shares the voting power associated with those securities.

(6)

To the extent Internal Revenue Code Section 409A imposes a six-month delay on issuance of the shares underlying RSUs with respect to which vesting is accelerated, the shares are delivered to the executive on the first day of the seventh month after the executive’s employment is terminated.

(7)

If we terminate the executive’s employment without cause or the executive terminates his or her employment for good reason and the termination is not in connection with a change in control, then, generally speaking, the cash payments will be made in the form of salary continuation in accordance with our normal payroll practices. To the extent Internal Revenue Code Section 409A imposes a six-month delay on payment, the first installment will be made on the first day of the seventh month after termination and will represent payment for the first six months of severance, and the remaining payments will begin on the first payroll date in the seventh month.

Termination without Cause(1) (No Change in Control) – Ms. Buck and, Prior to His Retirement, Mr. Reynolds

Benefits	Conditions to Payment of Benefits	Rationale

•   Accrued Benefits(2)

•   Annual and/or long-term incentive compensation, to the extent actually earned and not paid prior to termination, for any performance cycle that ended prior to termination

•   Continuation of base salary for 52 weeks

•   Continuation of medical, dental, prescription drug and life insurance coverage for 52 weeks, subject to payment by the executive of premiums at employee rates

•   Our receipt of a release of claims against Libbey

•   Confidentiality obligations

•   Obligation to assign intellectual property rights

•   Obligation to assist with litigation as to which the executive has knowledge

•   Obligation not to interfere with customer accounts for 12 months

•   Obligation not to compete for 12 months

•   Obligation not to divert business opportunities for 12 months

•   Obligation not to solicit our employees for 12 months

•   Obligation not to disparage us for 12 months

•   To compensate for service to us and bridge the gap between employment with us and the executive’s next job

•   Aids in attraction and retention of executive officers

•   To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests

(1)

Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in harm to us or failure to comply with a material policy, including our Code of Business Ethics and Conduct; (d) material breach of a material obligation to us; (e) commission of illegal conduct or gross misconduct that causes harm to us; or (f) conviction of a misdemeanor or felony that is directly related to, or indicates the executive is not suited for, the position the executive occupies with us.

(2)

Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

Termination without Cause(1) or Quit for Good Reason(2) in connection with Change in Control(3) – Ms. Buck

Benefits	Conditions to Payment of Benefits	Rationale

•   Accrued Benefits(4)

•   For the year in which termination occurs, a prorated award under our SMIP based on actual performance(5)

•   As to performance-based compensation under our LTIP, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the date of termination(5)

•   Accelerated vesting of all unvested equity awards(6)

•   Payment of two times the sum of the executive’s annual base salary in effect on the date notice of termination is given plus the executive’s target SMIP opportunity for the year in which the notice of termination is given(6)

•   Executive level outplacement services by a provider approved by Libbey, with the cost being limited to 15% of the executive’s base salary at the time of termination

•   Financial planning services, with the cost to Libbey not to exceed $10,000

•   Continuation of medical, prescription drug, dental and life insurance benefits for a period of 12 months (18 months if employment is terminated in connection with a change in control) or until the executive obtains medical or life insurance through a future employer, with the executive continuing to pay the employee’s portion of the cost of such insurance

•   Our receipt of a release of claims against Libbey

•   Confidentiality obligations

•   Obligation to assign intellectual property rights

•   Obligation to assist with litigation as to which the executive has knowledge

•   Obligation not to interfere with customer accounts for 12 months

•   Obligation not to compete for 12 months

•   Obligation not to divert business opportunities for 12 months

•   Obligation not to solicit our employees for 12 months

•   Obligation not to disparage us for 12 months

•   Aids in attraction and retention of executive officers

•   To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests

•   Consistent with competitive market practice

(1)

Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in a material adverse effect on us or commission of an act in material violation of our Code of Business Ethics and Conduct; or (d) willful, illegal conduct or gross misconduct that is materially and demonstrably injurious to us.

(2)

Good reason means (a) we materially diminish the executive’s authority, duties or responsibilities; (b) we reduce the executive’s base salary and we do not apply the reduction in the same or similar manner to specified other executive officers; (c) we reduce the executive’s incentive compensation opportunity by a percentage greater than that applicable to the other executive officers; (d) we reduce or eliminate an executive benefit or an employee benefit and we do not apply the reduction to all other officers in the same or similar manner; (e) we materially breach the agreement and fail to remedy the breach within 60 days after our receipt from the executive of written notice of breach; and (f) we exercise our right not to renew the agreement unless we concurrently exercise our right not to renew the agreements of specified other executive officers.

(3)	Change in control generally means any of the following events:

•

A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our common stock) becomes the ‘‘beneficial owner,’’ directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;

•

The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2⁄3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or

•

During any period of two consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least  2⁄3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the ‘‘beneficial owner’’ of securities if the person has or shares the voting power associated with those securities.

(4)

Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

(5)	Amounts paid under our SMIP and the cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.

(6)

To the extent Internal Revenue Code Section 409A imposes a six-month delay on issuance of the shares underlying RSUs with respect to which vesting is accelerated, the shares are delivered to the executive on the first day of the seventh month after the executive’s employment is terminated.

Compensation Committee Interlocks and Insider Participation

Carlos V. Duno, Deborah G. Miller and Carol B. Moerdyk served on our Compensation Committee during 2013. None of Mr. Duno, Ms. Miller or Ms. Moerdyk has been an officer or employee of Libbey or its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis set forth in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has approved the inclusion of the Compensation Discussion and Analysis in this proxy statement and has approved the incorporation by reference of the Compensation Discussion and Analysis in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Carol B. Moerdyk, Chair

Carlos V. Duno

Deborah G. Miller

Summary Compensation Table

The following narrative and tables describe the ‘‘total compensation’’ earned during 2013 and 2012 by Ms. Buck and during 2013, 2012 and 2011 by Ms. Streeter, Messrs. Ibele, Reynolds and Paige and Ms. Kovach.

The total compensation presented below does not reflect the actual pay received by, or the target pay of, the named executives in 2013, 2012 or 2011. The actual value realized by our named executives in 2013 from NQSOs and RSUs is presented in the Option Exercises and Stock Vested Table below. Target annual and long-term incentive awards for 2013 are presented in the Grants of Plan-Based Awards Table below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Sherry Buck	2013	360,500	0	198,968	100,423	280,950	0	81,553	1,022,394
Vice President, Chief	2012	145,833	87,500	285,398	205,748	79,557	0	17,405	821,441
Financial Officer(7)

Daniel P. Ibele	2013	360,638	0	201,251	101,567	338,525	0	20,049	1,022,030
Vice President,	2012	340,691	0	147,744	70,396	450,984	197,685	15,437	1,222,937
General Manager,	2011	317,558	0	154,343	68,636	153,380	104,482	16,542	814,941
U.S. and Canada(8)

Susan A. Kovach	2013	314,795	0	115,052	58,065	232,442	0	18,685	739,039
Vice President,	2012	298,242	25,000	100,328	47,806	319,606	82,986	13,737	887,705
General Counsel &	2011	296,246	0	104,431	46,436	98,816	42,463	14,370	602,762
Secretary

Timothy T. Paige	2013	299,043	0	113,664	57,358	222,520	0	25,972	718,557
Vice President,	2012	293,180	0	97,162	46,297	309,874	115,155	17,904	879,572
Human Resources	2011	286,913	0	101,133	44,976	99,983	71,521	18,013	622,539

Richard I. Reynolds	2013	453,563	0	281,287	141,964	553,952	0	37,883	1,468,649
Executive Vice	2012	491,193	0	785,354	134,755	880,136	0	20,846	2,312,284
President, Strategy	2011	476,322	0	292,230	129,957	310,354	40,984	21,541	1,271,388
Program Management(9)

Stephanie A. Streeter	2013	743,751	0	735,998	2,718,936	1,079,594	0	41,538	5,319,817
Chief Executive Officer	2012	718,754	0	529,835	252,461	1,432,665	0	50,521	2,984,236
	2011	350,001	340,000	352,113	350,001	0	0	167,102	1,559,217

(1)

As to Ms. Buck for 2012, represents her minimum guaranteed award under our 2012 SMIP; the balance of Ms. Buck’s award under our 2012 SMIP is included under the ‘‘Nonequity Incentive Plan Compensation’’ column. As to Ms. Kovach in 2012, represents a special award made in May 2012 in recognition of leadership relating to our 2012 refinancing. As to Ms. Streeter for 2011, represents the sum of (a) her minimum guaranteed incentive in the amount of $315,000 and (b) a discretionary award in the amount of $25,000.

(2)

Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to RSUs granted in 2013, 2012 and 2011, respectively. With respect to all awards made in 2013, 2012 and 2011 other than the award made to Mr. Reynolds in August 2012, the awards vest ratably over a four-year period from the date of grant. With respect to the award made to Mr. Reynolds in August 2012, 100% of these shares vested upon his retirement. For more information, see Footnote 12, ‘‘Employee Stock Benefit Plans,’’ to the consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2014. The actual values realized by the respective named executives depend on the number of RSUs that actually vest and the price of our common stock when shares of our common stock are issued in settlement of the RSUs.

(3)

Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to NQSOs and cash-settled SARs granted in 2013, 2012 and 2011, respectively. With respect to all awards other than a ‘‘new hire’’ award of 15,750 NQSOs made to Ms. Buck in August 2012 and the special retention award of 240,829 cash-settled SARs made to Ms. Streeter in December 2013, the awards vest ratably over a four-year period from the date of grant. A ‘‘new hire’’ award of 15,750 NQSOs made to Ms. Buck in August 2012 is scheduled to cliff vest on August 1, 2016, and the special retention award of 240,829 cash-settled SARs made to Ms. Streeter in December 2013 is scheduled to cliff vest on December 31, 2018. For more information, see Footnote 12, ‘‘Employee Stock Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2014. The actual values received by the respective named executives depend on the number of NQSOs and cash-settled SARs that actually vest, the number of shares with respect to which NQSOs and cash-settled SARs are exercised and the price of our common stock on the date on which the NQSOs and cash-settled SARs are exercised.

(4)

Represents (a) amounts earned by the named executives in 2013, 2012 and 2011 under our SMIP and (b) for 2013 and 2012, amounts earned by the named executives under the cash component of our 2011 LTIP and 2010 LTIP, respectively. The awards under our SMIP were paid in March of 2014 and February of 2013 and 2012, respectively; the awards under the cash component of our 2011 LTIP were paid in February of 2014; and the awards under the cash component of our 2010 LTIP were paid in February of 2013. As to Ms. Buck in 2012, represents the amount by which the annual incentive award actually earned under our 2012 SMIP exceeds the minimum annual incentive that we committed to pay her when we hired her.

(5)

Represents the actuarial increase in pension value under our Salary Plan and our SERP. Because the net pension value under our Salary Plan and SERP declined during 2013 for all named executives who are participants under those plans, the amount of the actuarial increase is $0. We do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan (which we refer to as our ESP) or EDCP. The rate of return depends upon the performance of the fund in which the participant’s ESP or EDCP account is deemed invested. Accordingly, the amounts included in this column do not include above-market earnings on nonqualified deferred compensation. Ms. Buck and Ms. Streeter are not eligible participants under our Salary Plan or SERP.

(6)

Includes the following: (a) annual company matching contributions to our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (b) annual company matching contributions to our EDCP; (c) the cost that we paid for tax return preparation and financial planning for the respective named executives; (d) our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio area to the Detroit/ Wayne County Metropolitan airport; (e) the annual premiums that we paid to provide executives with supplement long-term disability coverage in 2012 (after which this perquisite was discontinued) and 2011; (f) for Mr. Ibele in 2011, for Mr. Ibele and Ms. Buck in 2012, and for Mr. Ibele, Ms. Buck and Ms. Streeter in 2013, airline club memberships; (g) for Ms. Streeter in 2012 and 2013, and for Mr. Paige in 2013, the cost of an executive physical examination; (h) for Ms. Streeter in 2011, reimbursement equal to 50% of the legal expenses she incurred in negotiating her employment agreement; and (i) for Ms. Streeter (in 2011), and Ms. Buck (in 2012 and 2013), relocation assistance, including, for Ms. Streeter, loss-on-sale protection in 2011, and tax gross-ups on relocation assistance other than Ms. Streeter’s loss-on-sale-protection. For Mr. Reynolds, the amounts under this heading exclude the value of RSUs and NQSOs as to which vesting was accelerated, because the cumulative grant date fair values have been included under the columns ‘‘Stock Awards’’ and ‘‘Option Awards’’ in this table and in the Summary Compensation Tables included in our proxy statements filed in 2011 through 2013.

The following table provides additional detail with respect to the perquisites that we provided to our named executives in 2013:

Named Executive	EDCP Matching Contribution ($)	Tax Return Preparation/ Financial Planning ($)	Relocation Assistance ($)	Relocation Assistance Tax Gross-Up ($)	Ground Transport ($)(a)	Annual Executive Physical Examination ($)	Airline Club Membership ($)	Total ($)
S. Buck	6,370	11,000	44,670	6,093	948	0	450	69,531
D. Ibele	0	3,138	0	0	1,261	0	350	4,749
S. Kovach	3,230	0	0	0	182	0	0	3,385
T. Paige	2,522	4,638	0	0	397	3,116	0	10,673
R. Reynolds	11,133	11,450	0	0	0	0	0	22,583
S. Streeter	0	25,000	0	0	1,529	1,808	450	28,787

(a)

Includes (i) for personal trips, the entire cost that we incurred for such transportation and (ii) for business trips, the amount in excess of the amount to which the respective named executives would have been entitled as reimbursement for mileage and parking under our travel policy applicable to all employees.

(7)	Ms. Buck joined us on August 1, 2012 as Vice President, Chief Financial Officer.

(8)	Mr. Ibele was named Vice President, General Manager, U.S. and Canada, on August 1, 2012. He previously served as Vice President, Global Sales and Marketing.

(9)

Mr. Reynolds was named Executive Vice President, Strategy Program Management, on August 1, 2012. In 2011 through July 2012, he served as Executive Vice President, Chief Financial Officer. He retired on November 30, 2013 after 43 years with Libbey.

Grants of Plan-Based Awards Table

During 2013, the Compensation Committee granted to our named executives RSUs and NQSOs under our Omnibus Plan and 2013 LTIP. Recipients of RSUs are not entitled to dividends or voting rights with respect to the common shares underlying the RSUs unless and until they are earned or vested. We do not engage in repricing of NQSOs, nor have we repurchased underwater NQSOs. On February 17, 2014, the Compensation Committee approved the payment of cash awards under our 2013 SMIP and our 2011 LTIP.

Information with respect to each of these awards, including information with respect to the performance measures applicable to the cash awards under our 2013 SMIP and 2013 LTIP, and vesting schedules with respect to RSUs and NQSOs, is set forth, on a grant-by-grant basis, in the table and footnotes that follow.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Possible Payouts under Non- Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
							Stock or	Underlying	of Option	Option
Named Executive	Plan Name	Award Date(1)	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)	Awards ($)(5)

S. Buck	2013 SMIP	2/11/2013		58,581	234,325	527,231
	2013 LTIP (cash component)	2/11/2013		98,000	196,000	392,000
	2013 LTIP (RSUs)	2/11/2013	2/22/2013				10,461			198,968
	2013 LTIP (NQSOs)	2/11/2013	2/22/2013					11,937	19.02	100,423

D. Ibele	2013 SMIP	2/11/2013		58,604	234,415	527,434
	2013 LTIP (cash component)	2/11/2013		99,120	198,240	396,480
	2013 LTIP (RSUs)	2/11/2013	2/22/2013				10,581			201,251
	2013 LTIP (NQSOs)	2/11/2013	2/22/2013					12,073	19.02	101,567

S. Kovach	2013 SMIP	2/11/2013		39,350	157,398	354,146
	2013 LTIP (cash component)	2/11/2013		56,666	113,332	226,664
	2013 LTIP (RSUs)	2/11/2013	2/22/2013				6,049			115,052
	2013 LTIP (NQSOs)	2/11/2013	2/22/2013					6,902	19.02	58,065

T. Paige	2013 SMIP	2/11/2013		37,381	149,522	336,425
	2013 LTIP (cash component)	2/11/2013		55,979	111,957	223,914
	2013 LTIP (RSUs)	2/11/2013	2/22/2013				5,976			113,664
	2013 LTIP (NQSOs)	2/11/2013	2/22/2013					6,818	19.02	57,358

R. Reynolds	2013 SMIP	2/11/2013		85,043	340,172	765,387
	2013 LTIP (cash component)	2/11/2013		42,333	84,665	169,330
	2013 LTIP (RSUs)	2/11/2013	2/22/2013				14,789			281,287
	2013 LTIP (NQSOs)	2/11/2013	2/22/2013					16,875	19.02	141,964

S. Streeter	2013 SMIP	2/11/2013		185,938	743,751	1,673,440
	2013 LTIP (cash component)	2/11/2013		362,502	725,004	1,450,008
	2013 LTIP (RSUs)	2/11/2013	2/22/2013				38,696			735,998
	2013 LTIP (NQSOs)	2/11/2013	2/22/2013					44,154	19.02	371,455
	Omnibus Plan (SARs)	12/9/2013	12/16/2013					240,829	21.29	2,347,481

(1)

For Non-Equity Incentive Plan Awards, the Award Date and the Grant Date for awards made under the 2013 SMIP are the date on which the Compensation Committee approved the 2013 SMIP. The Award Date and the Grant Date for awards made under the cash component of the 2013 LTIP are the date on which the Compensation Committee approved the 2013 LTIP. For All Other Stock Awards and All Other Option Awards, the Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs, RSUs or cash-settled SARs, as the case may be, awarded. The number of NQSOs and RSUs awarded to the named executives in February 2013 under our 2013 LTIP was determined by dividing the target dollar value of the applicable component of equity to be awarded by (a) in the case of NQSOs, the Black-Scholes value of the options, determined using the average closing price of Libbey common stock over a period of 20 consecutive trading days ending on the grant date and capping the volatility at 50%, as of February 22, 2013, or (b) in the case of RSUs, the average closing price of Libbey common stock over the 20 consecutive trading-day period ending February 22, 2013. The number of cash-settled SARs awarded to Ms. Streeter pursuant to the CEO Retention Award Agreement was determined by dividing $2,500,000 by the Black-Scholes value, determined in the same manner as with respect to awards of NQSOs, as of December 16, 2013. We inform grant recipients of their awards after we determine the number of RSUs, NQSOs and/or SARs to be granted. For awards made in February 2013, we determined the number of RSUs and NQSOs to be granted on the first business day after we announced our results of operations for the 2012 fiscal year.

(2)	Represents the range of possible cash awards under (a) our SMIP for performance during 2013 and (b) the cash component of our 2013 LTIP.

(a)

Under our SMIP, each named executive is eligible for an annual incentive award in an amount up to 225% of the executive officer’s target award, which in turn is a percentage of the executive’s anticipated full-year base salary, as set forth in the following table:

Target Award as a
Percentage of
Anticipated Full-Year
Base Salary
Named Executive	(%)

S. Buck	65
D. Ibele	65
S. Kovach	50
T. Paige	50
R. Reynolds	75
S. Streeter	100

Prior to 2013, our SMIP comprised two separate payout opportunities – one based on company and region performance and the other based on achievement of individual objectives. In February 2013, the Compensation Committee adopted a new plan design for our 2013 SMIP in order to more closely tie payouts under the plan to company and region performance. Under the 2013 SMIP, the only payout opportunity is based on company and region performance, although the amount of the payout may be modified up or down by 25% based on individual performance, as described below. Accordingly, the amount disclosed under the ‘‘Threshold’’ column represents only 25% of target performance (reflecting the maximum downward impact of the individual modifier), while the amount disclosed under the “Maximum” column represents 225% of target performance (reflecting the maximum upward impact of the individual modifier). As noted under ‘‘Compensation Discussion and Analysis — Executive Summary — 2013 Executive Compensation Highlights’’ and ‘‘Compensation Discussion and Analysis — What pay did Libbey’s executives receive for 2013?,’’ the performance metrics under the financial performance component included the ratio of adjusted EBITDA to targeted EBITDA and the ratio of adjusted cash earnings to targeted cash earnings.

For all of our named executives other than Mr. Ibele, 100% of their opportunity was based on company-wide performance, as reflected in company-wide adjusted EBITDA and adjusted cash earnings performance metrics. For Mr. Ibele, 50% of his opportunity was based on company-wide performance, and the other 50% of his opportunity was based on the performance of the U.S. and Canada region (including the U.S. Sourcing segment) of which Mr. Ibele is general manager. In each case, the payout scale with respect to the each of the adjusted EBITDA performance metric and the adjusted cash earnings metric was:

Approximate Percent of Targeted EBITDA (%)	Payout as a Percentage of Target (%)

80	50
100	100
115	200

(b)

Under the cash component of our 2013 LTIP, each named executive is eligible for a cash award in an amount up to 200% of the named executive’s target award. In the case of Mr. Reynolds, the target award is prorated to reflect his retirement on November 30, 2013. Each named executive’s target award under the cash component is 40% of the named executive’s target award under all components of the relevant LTIP. Each named executive’s target award under all components of the 2013 LTIP is set forth in the following table:

	2013 Target Long-Term Award	2013 LTIP Performance Cash
	as a Percentage of Annualized	Target as Percentage of
	1/1/2013 Base Salary	Annualized 1/1/2013 Base Salary
Named Executive	(%)	(%)

S. Buck	140	56
D. Ibele	140	56
S. Kovach	95	38
T. Paige	95	38
R. Reynolds	140	17
S. Streeter	250	100

There are two performance metrics used to determine the extent to which a payout is earned under the cash component of the 2013 LTIP, with each performance metric representing 50% of an executive’s target award under the plan. The two performance metrics are (a) our average adjusted EBITDA margin, expressed as a percentage and calculated by dividing adjusted EBITDA by net sales, for the three one-year performance periods (calendar years 2013, 2014 and 2015) included in the three-year performance cycle ended December 31, 2015, and (b) the ratio of year-end net debt to average adjusted EBITDA for the three one-year performance periods included in the three-year performance cycle ended December 31, 2015. The scales to be used to determine the amount, if any, of the payouts are:

% of Targeted EBITDA Margin Achieved	Payout %	If Targeted Net Debt to Adjusted EBITDA is Reduced By:	Payout %
115	200	115	200
100	100	100	100
80	50	80	50
Less than 80	0	Less than 80	0

(3)

Represents grants of RSUs made pursuant to our 2013 LTIP. The grants vest 25% per year beginning on February 22, 2014. Pursuant to the award agreements, Mr. Reynolds’s award vested automatically upon his retirement since he was at least age 65.

(4)

Represents grants of NQSOs made pursuant to our 2013 LTIP in February 2013 and, in the case of Ms. Streeter, a special retention grant of cash-settled SARs made in December 2013 pursuant to our Omnibus Incentive Plan. The February 2013 grants vest 25% per year beginning on February 22, 2014. The December 2013 special retention grant of SARs to Ms. Streeter cliff vests on December 31, 2018. Pursuant to the award agreements under which the February 2013 grants of NQSOs were issued, Mr. Reynolds’s award vested automatically upon his retirement since he was at least age 65.

(5)	Represents the respective grant date fair values, determined in accordance with FASB ASC Topic 718, of the RSUs, NQSOs and cash-settled SARs.

Outstanding Equity Awards at Fiscal Year-End Table

Our named executives had the following types of equity awards outstanding at the end of the 2013 fiscal year:

•	NQSOs granted under our Omnibus Plan and predecessor plans;
•	RSUs granted under our Omnibus Plan; and
•	Cash-settled SARs granted under our Omnibus Plan.

The following table shows, for each of the named executives, (a) the number, exercise price and expiration date of NQSOs and cash-settled SARs that, as of December 31, 2013, were vested but not yet exercised and of NQSOs and cash-settled SARs that, as of December 31, 2013, were not vested; and (b) the number and market value of RSUs that were not vested as of December 31, 2013:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards				Stock Awards

Named Executive	Award Date(1)	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

S. Buck	7/6/2012	8/1/2012	4,410	28,979	13.96	8/1/2022	15,333	321,993
	2/11/2013	2/22/2013	0	11,937	19.02	2/22/2023	10,461	219,681

D. Ibele	12/10/2004		11,000	0	20.39	12/11/2014
	12/8/2005		11,000	0	11.79	12/8/2015
	2/5/2007	2/16/2007	5,597	0	12.80	2/17/2017
			5,294	0	12.80	2/17/2017
	2/4/2008	2/15/2008	4,988	0	15.35	2/15/2018
	2/9/2009	2/12/2009	11,361	0	1.07	2/12/2019
	2/8/2010	2/11/2010	4,581	1,526	10.13	2/11/2020
	2/8/2010	5/6/2010					2,894	60,774
	2/7/2011	2/10/2011	2,679	2,679	17.00	2/10/2021	4,539	95,319
	2/6/2012	2/17/2012	1,703	5,106	13.95	2/17/2022	7,943	166,803
	2/11/2013	2/22/2013	0	12,073	19.02	2/22/2023	10,581	222,201

S. Kovach	12/10/2004		9,500	0	20.39	12/11/2014
	2/4/2008	2/15/2008	3,621	0	15.35	2/15/2018
	2/8/2010	2/11/2010	3,278	1,092	10.23	2/11/2020
	2/8/2010	5/6/2010					2,760	57,960
	2/7/2011	2/10/2011	1,813	1,812	17.00	2/10/2021	3,071	64,491
	2/6/2012	2/17/2012	1,156	3,468	13.95	2/17/2022	5,394	113,274
	2/11/2013	2/22/2013	0	6,902	19.02	2/22/2023	6,049	127,029

T. Paige	12/10/2004		6,500	0	20.39	12/11/2014
	12/8/2005		8,000	0	11.79	12/8/2015
	2/5/2007	2/16/2007	4,504	0	12.80	2/17/2017
			4,128	0	12.80	2/17/2017
	2/4/2008	2/15/2008	3,995	0	15.35	2/15/2018
	2/9/2009	2/12/2009	1,207	0	1.07	2/12/2019

			Option Awards				Stock Awards

Named Executive	Award Date(1)	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
	2/8/2010	2/11/2010	4,116	1,371	10.13	2/11/2020
	2/8/2010	5/6/2010					2,600	54,600
	2/7/2011	2/10/2011	1,756	1,755	17.00	2/10/2021	2,975	62,475
	2/6/2012	2/17/2012	1,120	3,358	13.95	2/17/2022	5,223	109,683
	2/11/2013	2/22/2013	0	6,818	19.02	2/22/2023	5,976	125,496

R. Reynolds	12/10/2004		13,500	0	20.39	12/11/2014
	12/8/2005		13,500	0	11.79	12/8/2015
	2/5/2007	2/16/2007	15,690	0	12.80	2/17/2017
			14,707	0	12.80	2/17/2017
	2/4/2008	2/15/2008	13,984	0	15.35	2/15/2018
	2/9/2009	2/12/2009	30,627	0	1.07	2/12/2019
	2/8/2010	2/11/2010	16,464	0	10.13	2/11/2020
	2/7/2011	2/10/2011	10,145	0	17.00	2/10/2021
	2/6/2012	2/17/2012	13,034	0	13.95	2/17/2022
	2/11/2013	2/22/2013	16,875	0	19.02	2/22/2023

S. Streeter	6/21/2011	7/29/2011	15,191	15,191	15.47	7/29/2021	11,380	238,980
	2/6/2012	2/17/2012	6,105	18,314	13.95	2/17/2022	28,485	598,185
	2/11/2013	2/22/2013	0	44,154	19.02	2/22/2023	38,696	812,616
	12/9/2013	12/16/2013	0	280,829	21.29	12/16/2023

(1)

The Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs, SARs or RSUs, as the case may be, awarded. Until 2006, the Award Date and the Grant Date typically were the same.

(2)

See ‘‘Compensation Discussion and Analysis — How does Libbey determine the forms and amounts of executive pay? — Our Equity Grant Practices’’ for information as to how we determine the number of NQSOs, SARs and RSUs awarded to our named executives. We inform grant recipients of their awards after we have determined the number of NQSOs, cash-settled SARs and/or RSUs to be granted to them. For awards made in February 2013, the grant date was the first business day after we announced our results of operations for the 2012 fiscal year.

(3)	Represents RSUs awarded pursuant to our Omnibus Plan. One share of our common stock underlies each RSU.

(4)

Represents the market value, as of December 31, 2013, of unvested RSUs. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs by $21.00, the closing price of our common stock on December 31, 2013, the last trading day of 2013.

(5)	Upon Mr. Reynolds’s retirement, vesting was accelerated as to all NQSOs and RSUs that had not previously vested.

The following table shows the vesting schedules with respect to those NQSOs and cash-settled SARs that were not yet exercisable, and those RSUs that were not yet vested, as of December 31, 2013:

Option Awards (NQSOs and SARs) Vesting Schedule		Stock Awards (RSU) Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
2/11/2010	75% were vested as of February 11, 2013; an additional 25% are scheduled to vest on February 11, 2014	5/6/2010	75% were vested as of February 11, 2013; an additional 25% are scheduled to vest on February 11, 2014
2/10/2011	50% were vested as of February 10, 2013; an additional 25% are scheduled to vest on each of February 10, 2014 and February 10, 2015.	2/10/2011	50% were vested as of February 10, 2013; an additional 25% are scheduled to vest on each of February 10, 2014 and February 10, 2015.

7/29/2011	50% were vested on June 30, 2013; an additional 25% are scheduled to vest on each of June 30, 2014 and June 30, 2015.	7/29/2011	50% were vested on June 30, 2013; an additional 25% are scheduled to vest on each of June 30, 2014 and June 30, 2015.

2/17/2012	25% were vested on February 17, 2013; an additional 25% are scheduled to vest on each of February 17, 2014, February 17, 2015 and February 17, 2016.	2/17/2012	25% were vested on February 17, 2013; an additional 25% are scheduled to vest on each of February 17, 2014, February 17, 2015 and February 17, 2016.

8/1/2012

As to 17,639 NQSOs, 25% were vested on August 1, 2013; an additional 25% are scheduled to vest on each of August 1, 2014, August 1, 2015 and August 1, 2016. As to 15,750 NQSOs, 100% are scheduled to vest on August 1, 2016.

8/1/2012

As to 17,639 NQSOs, 25% were vested on August 1, 2013; an additional 25% are scheduled to vest on each of August 1, 2014, August 1, 2015 and August 1, 2016. As to 15,750 NQSOs, 100% are scheduled to vest on August 1, 2016.

2/22/2013	25% are scheduled to vest on each of February 22, 2014, February 22, 2015, February 22, 2016 and February 22, 2017.	2/22/2013	25% are scheduled to vest on each of February 22, 2014, February 22, 2015, February 22, 2016 and February 22, 2017.

12/16/2013	100% of the SARs cliff vest on December 31, 2018. All SARs will be settled in cash.

Option Exercises and Stock Vested for Fiscal 2013 Table

The following table sets forth information concerning the exercise of stock options by the named executives in 2013 and the value of RSUs that vested in 2013.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting ($)(2)	Value Realized on Vesting ($)(3)
S. Buck	0	0	5,111	127,571
D. Ibele	0	0	10,577	195,228
S. Kovach	5,420	110,080	8,733	161,111
T. Paige	5,000	107,975	8,313	153,369
R. Reynolds	0	0	107,010	2,349,167
S. Streeter	0	0	15,186	311,970

(1)	Represents the sum of the differences between the market prices and the exercise prices for the respective awards of NQSOs exercised by the named executive during the fiscal year.

(2)

Represents the number of RSUs that vested during 2013. Includes 5,111 shares, receipt of which was deferred by Ms. Buck pursuant to our EDCP. Pursuant to the EDCP, each named executive had the opportunity to defer receipt of shares underlying RSUs vesting during the year. Deferred shares accrue dividends, but Libbey did not pay any dividends on its common stock in 2013. One share of Libbey common stock will be issued for each share underlying RSUs deferred pursuant to the EDCP. Shares that are deferred will be distributed upon the date of distribution elected by the named executive pursuant to, or as otherwise contemplated by, the EDCP.

(3)

Represents the value of RSUs vested (even if deferred under the EDCP) during 2013. For RSUs that vested during 2013, the value was determined by multiplying the number of shares by the closing price of our common stock on the applicable vesting dates ($18.44 for RSUs vesting on February 10, 2013 and February 11, 2013; $18.37 for RSUs vesting on February 12, 2013; $18.90 for RSUs vesting on February 17, 2013; $24.19 for RSUs vesting on June 30, 3013; $24.96 for RSUs vesting on August 1, 2013; $23.00 for RSUs vesting on November 29, 2013; and $22.62 for RSUs vesting on November 30, 2013).

Retirement Plans

Executives hired before January 1, 2006 are eligible for benefits under our Salary Plan and our SERP. The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan that is designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code. Prior to January 1, 1998, the Salary Plan and the SERP provided that benefits would be determined based upon the highest consecutive three-year annual earnings. Effective January 1, 1998, the Salary Plan and the SERP were amended to provide that benefits no longer will be based upon the highest consecutive three-year annual earnings but will be determined by annual contribution credits equal to a percentage of annual earnings plus interest. Employees who were active employees, were at least age 45, had at least 10 years of service as of December 31, 1997, and had a combined age and years of service of at least 65 as of December 31, 1997, are eligible for a pension benefit under the Salary Plan and SERP based on the greater of two benefit formulas: (1) the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998, or (2) the final average pay formula described below. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.

The final average pay formula is as follows: [(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) × (A) × (G)]

Where:

 (A) Monthly final average earnings for the three highest consecutive calendar years prior to 2008

 (B) 1.212%

 (C) Years of credited service up to 35 years

 (D) Monthly final average earnings above Social Security Wage base at retirement

 (E) 0.176%

 (F) 0.5%

 (G) Years of credited service over 35 years

Only base salary and amounts earned under the SMIP are included in the calculation of final average earnings.

The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit. Mr. Reynolds was an active employee, was at least age 45 and had more than 20 years of service as of December 31, 1997. Accordingly, Mr. Reynolds received a pension benefit under the Salary Plan and SERP based on the greater of the two benefit formulas described above. Mr. Ibele, Ms. Kovach and Mr. Paige are entitled to a benefit computed only in accordance with the cash balance formula. Neither Ms. Buck nor Ms. Streeter is eligible for a pension benefit under either the Salary Plan or the SERP, because their employment with Libbey did not begin before January 1, 2006.

The following table sets forth information concerning the benefits provided to the named executives under the Salary Plan and the SERP as of December 31, 2013, the date that we use for pension plan measurement for financial statement reporting purposes.

PENSION BENEFITS IN FISCAL 2013 TABLE

Named Executive	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
S. Buck	N/A	N/A	N/A	N/A
D. Ibele	Salary Plan	30.58	416,743	0
	SERP	30.58	249,571	0
S. Kovach	Salary Plan	10.08	133,105	0
	SERP	10.08	105,579	0
T. Paige	Salary Plan	18.58	282,628	0
	SERP	18.58	142,918	0
R. Reynolds	Salary Plan	43.75	N/A	1,646,246
	SERP	43.75	2,638,263	0
S. Streeter	N/A	N/A	N/A	N/A

(1)	Represents actual years of service to Libbey and Owens-Illinois, Inc., our former parent company. The plans were frozen at the end of 2012, after which additional pension service is not credited.

(2)

Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2013, except that assumptions relating to expected retirement age are as follows: Mr. Reynolds is assumed to have retired immediately, since he retired on November 30, 2013. All others who are eligible for pension benefits under the Salary Plan are assumed to receive benefits under the cash balance design at their normal retirement age of 65. For Mr. Reynolds, payment of the amount set forth under this column with respect to the SERP is subject to a six-month delay pursuant to Internal Revenue Code Section 409A.

(3)	Includes the lump sum benefit paid to Mr. Reynolds, pursuant to the Salary Plan, upon his retirement.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our ESP and our EDCP. The ESP was the only nonqualified deferred compensation plan under which employees could defer pay earned prior to January 1, 2009. The EDCP was the only nonqualified deferred compensation plan under which employees could defer pay earned in 2013:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2013 TABLE

	Executive Contributions in Last FY		Registrant Contributions In Last FY		Aggregate Earnings In Last FY		Aggregate Withdrawals/ Distributions In Last FY		Aggregate Balance At Last FYE(3)
Named Executive	($)	RSUs	($)(1)	RSUs	($)(2)	RSUs	($)	RSUs	($)	RSUs
S. Buck	7,432	0	6,370	0	(12)	0	0	0	13,789	5,111
D. Ibele	0	0	0	0	3,009	0	0	0	12,413	0
S. Kovach	3,203	0	3,203	0	4,375	0	0	0	44,047	15,910
T. Paige	17,522	0	2,522	0	7,745	0	0	0	45,112	3,280
R. Reynolds	11,133	0	11,133	0	147,472	0	(422,516)	0	255,382	82,390
S. Streeter	0	0	0	0	0	0	0	0	0	0

(1)	The following amounts are included in the column headed ‘‘All Other Compensation’’ in the Summary Compensation Table above: Ms. Kovach — $3,203; Mr. Paige — $2,522; Mr. Reynolds — $11,133.

(2)	Not included in column headed ‘‘Change in Pension Value and Nonqualified Deferred Compensation Earnings’’ in the Summary Compensation Table because earnings are not at an above-market rate.

(3)

Of the total amounts shown in this column, the following amounts have been reported as ‘‘Salary’’ or ‘‘Stock Awards’’ in the Summary Compensation Table in this proxy statement for the 2013, 2012 and/or 2011 fiscal years:

Named Executive	Salary ($)	Stock Awards ($)
S. Buck	7,432	71,350
D. Ibele	0	0
S. Kovach	8,422	0
T. Paige	22,475	0
R. Reynolds	38,619	1,250,118
S. Streeter	0	0

The ESP, which was frozen at the end of 2008, was a mirror plan of our qualified 401(k) savings plan. Its purpose was to restore certain benefits that would have been available to executives under our 401(k) plan but for IRS limitations on qualified plans. These limits include the annual maximum recognizable compensation for retirement plans and the restrictions on excess contributions by highly compensated employees. In addition to restoring the benefits (including the benefit of our matching contribution) that otherwise would be lost by virtue of these IRS limitations on qualified plans, the ESP and EDCP enable executives to save additional amounts, including RSUs, on a tax-deferred basis.

Under the EDCP, our named executives and other members of senior management may elect to defer base pay, cash incentive and bonus compensation and RSUs into an account that is deemed invested in one of 13 measurement funds, including a Libbey common stock measurement fund. RSUs in all events will be deemed invested in the Libbey common stock measurement fund. We selected these funds to provide measurement options similar to the investment options provided under our 401(k) plan. Participants make deferral elections with respect to cash pay and RSUs prior to the year in which they are earned or they vest.

Participants can defer (a) up to 60% of the amount by which base salary exceeds required payroll obligations and 401(k) plan contributions; (b) up to 60% of the amount by which cash incentive or bonus compensation exceeds required payroll obligations; and (c) up to 100% of RSUs that are earned or vest during the year to which the deferral relates. We provide matching contributions on excess contributions of base salary in the same manner as we provide matching contributions under our 401(k) plan. The matching contributions are deemed invested in accordance with the participant’s election as to his or her own contributions.

The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the EDCP is not funded and, as a result, EDCP account balances are subject to the claims of our creditors.

We are obligated to pay the account balance in a lump sum made on, or in installments that begin on, the distribution date elected by the participant. However, if a participant dies prior to the date on which his or her account balance is distributed in full, we are obligated to distribute the account balance in a lump sum to the participant’s beneficiaries no later than 60 days after the participant’s death. If a participant ceases to be an employee of Libbey prior to his or her 62nd birthday, we are obligated to pay the participant his or her account balance in a lump sum within 60 days after the date of his or her separation from service, unless the participant is a ‘‘specified employee’’ for purposes of Internal Revenue Code Section 409A. In that event, we are obligated to pay the participant his or her account balance on the first day of the seventh month after his or her separation from service. If a participant ceases to be an employee of Libbey on or after his or her 62nd birthday, we are obligated to distribute the account balance either in a lump sum or in installments, as elected by the participant, on or beginning on the distribution date elected by the participant. In that event, the distribution date cannot be later than the January 1st immediately following the participant’s 75th birthday. If, however, the executive is a ‘‘specified employee’’ for purposes of Internal Revenue Code Section 409A, we cannot distribute the account balance, or begin distributing the account balance, to the participant prior to the first day of the seventh month after the participant’s separation from service. Finally, if a change in control, as defined in the EDCP, occurs, a participant’s entire account balance will be distributed to him or her within 30 days after the date of the change in control.

EDCP hardship distributions are permitted, but there are no loan provisions. All EDCP distributions are fully taxable. Rollovers to defer taxes are not permitted.

Potential Payments Upon Termination or Change in Control

As discussed under ‘‘Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control,’’ we have agreements with named executives and an Executive Severance Policy pursuant to which our named executives may be entitled to severance payments and/or other benefits upon termination of their employment, including in connection with a change in control of Libbey.

The following tables provide information with respect to the amounts payable to each of the named executives based upon the following significant assumptions:

•

We have assumed that the employment of the respective named executives was terminated on December 31, 2013 under the various scenarios described in that table, except that no amounts would have been payable to Mr. Reynolds because he retired on November 30, 2013.

•

For purposes of illustrating the amounts payable on or in connection with a change in control of Libbey, we have assumed that a change in control occurred on December 31, 2013, and we have assumed that the employment of the respective named executives was terminated concurrently with the change in control.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT(1)

Named Executive	Cash Severance ($)	Annual Incentive for Year of Termination ($)	LTIP Cash ($)	Acceleration of Unvested Equity Awards ($)	Misc. Benefits ($)	Total ($)
Sherry Buck
Death or permanent disability(2)	0	208,737	72,213	769,321	0	1,050,271
Voluntary termination for Good Reason – no change in control triggering event(3)	0	208,737	72,213	0	0	280,950
Involuntary termination without Cause – no change in control triggering event(4)	364,000	208,737	72,213	199,203	19,869	864,022
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(5)	1,021,200	208,737	220,226	769,321	94,404	2,313,888
Involuntary termination for Cause	0	0	0	0	0	0

Daniel P. Ibele
Death or permanent disability(2)	0	234,414	297,034	542,138	0	1,073,586
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event(6)	598,703	202,206	296,073	259,921	49,869	1,406,772
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(7)	1,197,405	202,206	296,073	632,302	94,232	2,422,218
Involuntary termination for Cause	0	0	0	0	0	0

Named Executive	Cash Severance ($)	Annual Incentive for Year of Termination ($)	LTIP Cash ($)	Acceleration of Unvested Equity Awards ($)	Misc. Benefits ($)	Total ($)
Susan A. Kovach
Death or permanent disability(2)	0	157,397	194,278	361,872	0	713,547
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event(6)	480,468	140,210	193,628	190,744	44,727	1,049,777
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(7)	960,936	140,210	193,628	437,135	80,137	1,812,046
Involuntary termination for Cause	0	0	0	0	0	0

Timothy T. Paige
Death or permanent disability(2)	0	149,522	188,889	351,317	0	689,728
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event(6)	450,774	133,194	188,259	183,442	49,862	1,005,530
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(7)	901,548	133,194	188,259	411,350	84,870	1,719,221
Involuntary termination for Cause	0	0	0	0	0	0

Richard I. Reynolds
Retirement(8)	0	303,025	524,713	2,134,001	0	2,961,739

Stephanie A. Streeter
Death or permanent disability(2)	0	743,751	997,596	1,609,202	0	3,350,549
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event(6)	3,000,000	662,533	994,656	628,942	104,804	5,390,935
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(7)	3,750,000	662,533	994,656	1,950,326	104,804	7,462,319
Involuntary termination for Cause	0	0	0	0	0	0

(1)

Represents potential payments pursuant to: (a) in the case of the named executives other than Ms. Buck, their respective employment agreements, and (b) in the case of Ms. Buck, our Executive Severance Policy or her change in control agreement, as applicable. No amounts would have been payable to Mr. Reynolds under any employment agreement, change in control agreement or severance policy, because Mr. Reynolds retired on November 30, 2013.

(2)	Represents the sum of:

(a)

under the column headed ‘‘Annual Incentive for Year of Termination,’’ (i) in the case of the named executives other than Ms. Buck, a target award under our 2013 SMIP; and (ii) in the case of Ms. Buck, the amount actually earned by her under our 2013 SMIP;

(b)

under the column headed ‘‘LTIP Cash,’’ (i) in the case of the named executives other than Ms. Buck, a target award under the cash component of our 2011 LTIP (for the 2011 – 2013 performance cycle) and prorated target awards under the cash component of our 2012 LTIP (for the 2012 – 2014 performance cycle) and our 2013 LTIP (for the 2013 – 2015 performance cycle); and (ii) in the case of Ms. Buck, the amount actually earned under the cash component of our 2011 LTIP (for the 2011 – 2013 performance cycle); and

(c)

under the column headed ‘‘Acceleration of Unvested Equity Awards,’’ in the case of the named executives other than Ms. Buck, the sum of (i) the estimated value, as of December 31, 2013, of common stock underlying a pro rata portion of RSUs that were not vested on December 31, 2013, and (ii) the in-the-money/ intrinsic value, as of December 31, 2013, of a pro rata portion of the NQSOs that were not vested on December 31, 2013. In the case of Ms. Buck, represents the sum of (i) the estimated value, as of December 31, 2013, of common stock underlying RSUs that were granted in 2013 and are scheduled to vest on or before December 31, 2014, and (ii) the in-the-money/ intrinsic value, as of December 31, 2013, of NQSOs that were granted in 2013 and are scheduled to vest on or before December 31, 2014. As to Ms. Buck, this column does not include the value of unvested RSUs and NQSOs granted prior to 2013, since the decision to accelerate vesting remains in the discretion of the Compensation Committee. If the Compensation Committee were to elect to accelerate vesting of all unvested RSUs and NQSOs that were granted prior to 2013 and were held by Ms. Buck as of December 31, 2013, then as of that date the estimated value of the common stock underlying RSUs would equal $429,324, and the in-the-money/ intrinsic value of accelerated NQSOs would equal $235,059.

We have estimated the value of common stock underlying RSUs by multiplying the applicable number of RSUs by $21.00, the closing price of our common stock on December 31, 2013. We have determined the in-the-money/ intrinsic value of the applicable NQSOs by deducting the respective exercise prices for the NQSOs from $21.00 and multiplying the result by the applicable number of NQSOs.

(3)

Represents the sum of (a) under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2013 SMIP; and (b) under the column headed ‘‘LTIP Cash,’’ the amount actually earned under the cash component of our 2011 LTIP (for the 2011 – 2013 performance cycle).

(4)	Represents the sum of:

(a)	under the column headed ‘‘Cash Severance,’’ salary continuation for 52 weeks;

(b)	under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2013 SMIP;

(c)	under the column headed ‘‘LTIP Cash,’’ the amount actually earned under the cash component of our 2011 LTIP (for the 2011 – 2013 performance cycle); and

(d)

under the column headed ‘‘Misc. Benefits,’’ the estimated cost (net of contributions by Ms. Buck, at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for a period of 12 months following termination.

(5)	Represents the sum of:

(a)	under the column headed ‘‘Cash Severance,’’ the sum of two times Ms. Buck’s annual base salary and two times Ms. Buck’s target award under our 2013 SMIP;

(b)	under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2013 SMIP;

(c)

under the column headed ‘‘LTIP Cash,’’ the sum of the amount actually earned under the performance component of our 2011 LTIP (for the 2011 – 2013 performance cycle) and an estimate of the prorated amount Ms. Buck would earn under the cash component of each of our 2012 LTIP (for the 2012 – 2014 performance cycle) and our 2013 LTIP (for the 2013 – 2015 performance cycle);

(d)

under the column headed ‘‘Acceleration of Unvested Equity Awards,’’ the estimated value, as of December 31, 2013, of common stock underlying RSUs not yet vested as of that date and the in-the-money/ intrinsic value, as of December 31, 2013, of NQSOs not yet vested as of that date; and

(e)

under the column headed ‘‘Misc. Benefits,’’ the sum of (i) the maximum cost (15% of base salary) to be incurred by Libbey to provide executive level outplacement services for two years after termination; (ii) the estimated cost (net of contributions by Ms. Buck at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for 18 months following termination; and (iii) and the maximum cost ($10,000) to provide financial planning services to Ms. Buck.

We have estimated the payouts under the cash component of our 2012 LTIP (for the 2012 – 2014 performance cycle) and 2013 LTIP (for the 2013 – 2015 performance cycle) assuming achievement of target levels of performance and have prorated them through the assumed date of termination. The prorated amounts actually earned under the cash component of our 2012 LTIP and 2013 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.

We have estimated the value, as of December 31, 2013, of unvested RSUs by multiplying the number of RSUs by $21.00, the closing price of our common stock on December 31, 2013. We have determined the in-the-money/ intrinsic value of unvested NQSOs as of December 31, 2013, by deducting the respective exercise prices for the NQSOs from $21.00 and multiplying the result by the applicable number of NQSOs.

(6)	Represents the sum of:

(a)

under the column headed ‘‘Cash Severance,’’ the sum of (i) in the case of the applicable named executives other than Ms. Streeter, 52 weeks of salary continuation and a target award under our 2013 SMIP; and (ii) in the case of Ms. Streeter, 104 weeks of salary continuation and a target award under our 2013 SMIP;

(b)	under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2013 SMIP;

(c)

under the column headed ‘‘LTIP Cash,’’ the sum of the amount actually earned under the performance component of our 2011 LTIP (for the 2011 – 2013 performance cycle) and an estimate of the prorated amount that would be earned under the cash component of each of our 2012 LTIP (for the 2012 – 2014 performance cycle) and our 2013 LTIP (for the 2013 – 2015 performance cycle);

(d)

under the column headed ‘‘Acceleration of Unvested Equity Awards,’’ (i) in the case of the applicable named executives other than Ms. Streeter, the sum of the estimated value, as of December 31, 2013, of common stock underlying RSUs scheduled to vest on or before December 31, 2014 and the in-the-money/ intrinsic value, as of December 31, 2013, of NQSOs scheduled to vest on or before December 31, 2014; and (ii) in the case of Ms. Streeter, the sum of the estimated value, as of December 31, 2013, of common stock underlying RSUs scheduled to vest on or before June 30, 2014 and the in-the-money/ intrinsic value, as of December 31, 2013, of NQSOs scheduled to vest on or before June 30, 2014;

(e)

under the column headed ‘‘Misc. Benefits,’’ (i) in the case of the applicable named executives other than Ms. Streeter, the sum of the estimated cost to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by the named executive) to provide medical, dental, prescription drug and life insurance coverage for 12 months following termination; and (ii) in the case of Ms. Streeter, the sum of the maximum cost ($75,000) to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by Ms. Streeter at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination.

(f)

We have estimated the payouts under the cash component of our 2012 LTIP (for the 2012 – 2014 performance cycle) and 2013 LTIP (for the 2013 – 2015 performance cycle) assuming achievement of target levels of performance and have prorated them through the assumed date of termination. The prorated amounts actually earned under the cash component of our 2012 LTIP and 2013 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.

(g)

We have estimated the value, as of December 31, 2013, of unvested RSUs by multiplying the number of RSUs by $21.00, the closing price of our common stock on December 31, 2013. We have determined the in-the-money/ intrinsic value of unvested NQSOs as of December 31, 2013, by deducting the respective exercise prices for the NQSOs from $21.00 and multiplying the result by the applicable number of NQSOs.

(7)	Represents the sum of:

(a)

under the column headed ‘‘Cash Severance,’’ (i) in the case of each of the applicable named executives other than Ms. Streeter, the sum of two times the named executive’s annual base salary and two times the named executive’s target award under our 2013 SMIP, and (ii) in the case of Ms. Streeter, the sum of two and one-half times her annual base salary and two and one-half times a target award under our 2013 SMIP;

(b)	under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2013 SMIP;

(c)

under the column headed ‘‘LTIP Cash,’’ the sum of the amount actually earned under the performance component of our 2011 LTIP (for the 2011 – 2013 performance cycle) and an estimate of the prorated amount that would be earned under the cash component of each of our 2012 LTIP (for the 2012 – 2014 performance cycle) and our 2013 LTIP (for the 2013 – 2015 performance cycle);

(d)

under the column headed ‘‘Acceleration of Unvested Equity Awards,’’ the estimated value, as of December 31, 2013, of common stock underlying RSUs not yet vested as of that date and the in-the-money/ intrinsic value, as of December 31, 2013, of NQSOs not yet vested as of that date; and

(e)

under the column headed ‘‘Misc. Benefits,’’ (i) in the case of each of the applicable named executives other than Ms. Streeter, the sum of the maximum cost (15% of base salary) to be incurred by Libbey to provide executive level outplacement services for two years after termination, the estimated cost (net of contributions by the named executive at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination, and the maximum cost ($10,000) to provide financial planning services to the named executive; and (ii) in the case of Ms. Streeter, the sum of the maximum cost ($75,000) to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by Ms. Streeter at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination.

We have estimated the payouts under the cash component of our 2012 LTIP (for the 2012 – 2014 performance cycle) and 2013 LTIP (for the 2013 – 2015 performance cycle) assuming achievement of target levels of performance and have prorated them through the assumed date of termination. The prorated amounts actually earned under the cash component of our 2012 LTIP and 2013 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.

We have estimated the value, as of December 31, 2013, of unvested RSUs by multiplying the number of RSUs by $21.00, the closing price of our common stock on December 31, 2013. We have determined the in-the-money/ intrinsic value of unvested NQSOs as of December 31, 2013, by deducting the respective exercise prices for the NQSOs from $21.00 and multiplying the result by the applicable number of NQSOs.

(8)	Represents the sum of:

(a)	under the column headed “Annual Incentive for Year of Termination,” the amount actually earned under our 2013 SMIP;

(b)

under the column headed “LTIP Cash”, the amount actually earned under the performance cash component of our 2011 LTIP (for the 2011-2013 performance cycle) and an estimate of the prorated amount Mr. Reynolds would earn under the cash component of our 2012 LTIP (for the 2012-2014 performance cycle) and our 2013 LTIP (for the 2013-2015 performance cycle); and

(c)

under the column headed “Acceleration of Unvested Equity Awards,” the sum of (i) the value, as of November 30, 2013 (the date on which Mr. Reynolds actually retired), of common stock underlying RSUs with respect to which vesting was accelerated to his retirement date and the in-the-money/ intrinsic value, as of November 30, 2013, of NQSOs with respect to which vesting was accelerated to his retirement date.

We have estimated the payouts under the performance cash component of our 2012 LTIP (for the 2012-2014 performance cycle) and 2013 LTIP (for the 2013-2015 performance cycle) assuming achievement of target levels of performance and have prorated them to the date of Mr. Reynolds’s retirement. The prorated amounts actually earned under the performance cash component of our 2012 LTIP and 2013 LTIP would be paid between January 1 and March 15 of the calendar following conclusion of the applicable performance cycle.

We have estimated the value, as of November 30, 2013, of unvested RSUs by multiplying the number of RSUs by $23.00, the closing price of our common stock on November 29, 2013, the last trading day on which Mr. Reynolds was an active employee. We have determined the in-the-money/ intrinsic value of unvested NQSOs as of November 30, 2013, by deducting the respective exercise prices for the NQSOs from $23.00 and multiplying the result by the applicable number of NQSOs.

Non-Management Directors’ Compensation in 2013

Our management directors do not receive additional pay for service on the Board of Directors. In 2013, we reviewed the pay of our non-management directors, by comparing their pay to general survey information provided by the National Association of Corporate Directors and to the peer group described in “How does Libbey determine the forms and amounts of executive pay? – Process for Setting 2013 Executive Pay.” Effective on May 1, 2013, we adjusted the pay of all non-management directors other than the Chairman of the Board; we adjusted the Chairman’s pay effective August 1, 2013. The following table shows the amounts payable, on an annualized basis, under our non-management director pay program as of January 1, 2013, May 1, 2013, and August 1, 2013, respectively:

Pay Type	Effective January 1, 2013	Effective May 1, 2013	Effective August 1, 2013

Annual Cash Retainer	$40,500	$47,500	No change

Chairman of the Board Cash Retainer	$60,000, with an additional $25,000 being payable until July 31, 2013	$85,000	$80,000

Equity Award	On the date of each annual meeting of shareholders, outright grant of shares of common stock valued at $52,500 on the date of grant	On the date of each annual meeting of shareholders, outright grant of shares of common stock valued at $60,000 on the date of grant	No change

Audit Committee Chair Cash Retainer	$10,000 per year, in addition to Audit Committee Member Retainer	$12,500 per year, in addition to Audit Committee Member Retainer	No change

Compensation Committee Chair Cash Retainer	$7,500 per year, in addition to Compensation Committee Member Retainer	$12,500 per year, in addition to Compensation Committee Member Retainer	No change

Nominating and Governance Committee Chair Cash Retainer	$5,000 per year, in addition to Nominating and Governance Committee Member Retainer	$6,500 per year, in addition to Nominating and Governance Committee Member Retainer	No change

Pay Type	Effective January 1, 2013	Effective May 1, 2013	Effective August 1, 2013
Audit Committee Member Cash Retainer	$6,500	$7,500	No change

Compensation Committee Member Cash Retainer	$6,000	$7,500	No change

Nominating and Governance Committee Member Cash Retainer	$5,000	$5,000	No change

Other Fees	$500 per half day of special Board or committee business performed at the request of the Board	No change	No change

We also maintain stock ownership guidelines for non-management directors. For more information with respect to our stock ownership guidelines for non-management directors, see ‘‘Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines’’ above.

Directors may elect, pursuant to the Director DCP, to defer cash and/or equity compensation into any of 13 measurement funds. The Director DCP, as well as the predecessor deferred compensation plans under which non-management directors were eligible to participate, are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under any of these plans. Amounts deferred under the Director DCP, as well as under a predecessor plan, are, at the election of the applicable director, payable either in a lump sum or in installments over a period of time selected by the director. Amounts deferred under our first deferred compensation plan for outside directors are payable in a lump sum upon retirement from our Board or, if earlier, upon death of the director.

In addition to paying the compensation listed above, we reimburse our non-management directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

In 2013, our non-management directors received the following pay:

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2013

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Carlos V. Duno	71,375	59,993	0	0	131,368
William A. Foley	134,500	59,993	0	0	194,493
Peter C. McC. Howell	64,125	59,993	0	0	124,118
Ginger M. Jones	11,875	0	0	0	11,875
Deborah G. Miller	57,875	59,993	0	0	117,868
Carol B. Moerdyk	71,375	59,993	0	0	131,368
John C. Orr	58,000	59,993	0	0	117,993
Richard I. Reynolds(4)	3,958	0	0	17,738	21,696
Terence P. Stewart(5)	45,750	59,993	0	0	105,743

(1)	Includes pay deferred into the Libbey common stock measurement fund pursuant to the Director DCP.

(2)

Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to each non-management director on May 14, 2013. On that date, we awarded each non-management director stock having a grant date fair value of $59,993. Messrs. Duno, Howell and Stewart elected to defer receipt of a portion or all of the stock pursuant to the Director DCP.

(3)

We do not maintain a pension plan for our non-management directors. We do not guarantee any particular rate of return on any pay deferred pursuant to our deferred compensation plans. Dividends on pay deferred into the Libbey Inc. phantom stock or measurement fund under our deferred compensation plans for non-management directors accrue only if and to the extent payable to holders of our common stock. Pay deferred into interest-bearing accounts under our deferred compensation plans for non-management directors does not earn an above-market return, as the applicable interest rate is the yield on ten-year treasuries. Pay deferred into other measurement funds under our deferred compensation plans for non- management directors does not earn an above-market return as that pay earns a return only if and to the extent that the net asset value of the measurement fund into which the pay is deemed invested actually increases.

(4)

Mr. Reynolds has continued to serve as member of the Board following his November 30, 2013 retirement as Executive Vice President, Strategy Program. Accordingly, he was paid 1/12th of the annual cash retainer payable to non-management members of the Board. Additionally, Mr. Reynolds provided consulting services to us in December through the Blake Leath Group; fees paid by Libbey to the Blake Leath Group for Mr. Reynolds’s consulting services are included under the columns headed “Fees Earned or Paid in Cash” and “Total.”

(5)

For additional information with respect to compensation payable to Mr. Stewart’s law firm for services provided to Libbey, see ‘‘Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?’’

OTHER MATTERS

Certain Legal Proceedings

We are not a party to any litigation, the outcome of which, if decided adversely to us, reasonably could be expected to have a material adverse effect on Libbey.

Other Business

As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by shareholders will require a majority vote of common stock represented in person or by proxy.

General Information

Availability of List of Shareholders:

A complete list of shareholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least 10 days prior to the Annual Meeting.

Solicitation Costs:

The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations. The Company has agreed to pay a fee of $8,000, plus expenses for out-of-pocket costs, for Georgeson’s services. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of- pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.

Reports to Shareholders:

The Company has mailed this proxy statement and a copy of its 2013 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 2013 Annual Report are the Company’s consolidated financial statements for the year ended December 31, 2013.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the consolidated financial statements, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, Kenneth A. Boerger, Vice President and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

By Order of the Board of Directors,

SUSAN A. KOVACH,

Secretary

Toledo, Ohio

March 31, 2014

APPENDIX A

2013
Adjusted EBITDA
Reported net income	$28,459
Add: Interest expense	32,006
Add: Provision for income taxes	13,241

Earnings before interest and income taxes (EBIT)	73,706
Add: Depreciation and amortization	43,969

Earnings before interest, taxes, depreciation and amortization (EBITDA)	117,675
Add: Special items before interest and taxes
Loss on redemption of debt	2,518
Restructuring charges	4,845
Abandoned property	1,781
Furnace malfunction	4,594
Pension settlement charge	2,252
Executive retirement	736
Other adjustment	572

Adjusted EBITDA	$134,973

Adjusted EBITDA margin
Adjusted EBITDA	$134,973
Net sales	818,811

Adjusted EBITDA margin	16.5%

Net Debt to Adjusted EBITDA
Debt	$411,903
Less: Carrying value adjustment on debt related to Interest Rate Agreement	(1,324)
Gross debt	413,227
Cash	42,208

Debt net of Cash	$371,019
Debt net of cash to adjusted EBITDA ratio	2.8

Return on Invested Capital
Reported income from operations	72,499
Add: Special items before interest and taxes
Restructuring charges (1)	6,544
Abandoned property	1,781
Furnace malfunction	8,350
Pension Settlement	2,252
Executive retirement	736

Adjusted income from operations	92,162
Income tax @ 30%	27,649

Adjusted income from operations after tax	$64,513

Add:
Accounts receivable	$94,549
Inventories	163,121
Less: Accounts payable	79,620
Less: Receivable on furnace malfunction insurance claim	5,000

Working Capital	173,050
Property, plant and equipment - net	265,662

Invested capital	$438,712
Return on invested capital	14.7%

(1) - Includes accelerated depreciation of $1.7 million.

Adjusted Cash Earnings
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$117,675
Change in working capital (2)	(5,363)

Cash earnings	112,312
Add: Special items before interest and taxes
Loss on redemption of debt	2,518
Restructuring charges	4,845
Abandoned property	1,781
Furnace malfunction	4,594
Pension settlement charge	2,252
Executive retirement	736
Receivable on furnace malfunction insurance claim	5,000
Other adjustment	572

Adjusted cash earnings	$134,610

(2) - Working capital equals net accounts receivable plus net inventories less accounts payable

LIBBEY INC. P.O. BOX 10060 TOLEDO, OH 43699-0060

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	William A. Foley 02 Theo Killion 03 Deborah G. Miller

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Approve, by non-binding vote, 2013 compensation paid to the company’s named executive officers.					☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2014.					☐	☐	☐

NOTE: The Directors up for election are Class III directors. At the meeting shareholders will transact such other business as properly may come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

LIBBEY INC.

Annual Meeting of Shareholders

May 13, 2014 2:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stephanie A. Streeter and Susan Allene Kovach, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LIBBEY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 02:00 PM, EDT on May 13, 2014, at 335 N. St. Clair Street, Toledo, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side